                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                          Commission Only (as permitted by
                          Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            HONDO OIL & GAS COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:    0

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                            HONDO OIL & GAS COMPANY
              10375 RICHMOND AVENUE, SUITE 900, HOUSTON, TX 77042

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 10, 1998

                               ----------------

TO THE SHAREHOLDERS OF HONDO OIL & GAS COMPANY:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Hondo Oil & Gas Company will be held in the Board of Governors' Room, American Stock Exchange, 86 Trinity Place, New York, New York, on Tuesday, March 10, 1998 at 10:00 o'clock A.M., for the following purposes:

    (1) To elect a board of six directors;

    (2) To approve an option for London Australian and General Property Company Limited to convert $7.0 million of the Company's debt into shares of the Company's common stock;

    (3) To approve the grant, cancellation and regrant of certain stock options to certain directors and employees during fiscal year 1997;

    (4) To approve the appointment of Ernst & Young LLP as independent auditors for fiscal year 1998; and

    (5) To transact such other business as may properly come before the meeting, or any adjournment thereof.

  The Board of Directors has fixed January 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to vote at the meeting, or any adjournment thereof. Any shareholder who wishes to examine a list of the shareholders entitled to vote at the meeting may do so at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, 18th Floor, New York, New York, on and after February 27, 1998.

  Shareholders are cordially invited to attend the Annual Meeting. Regardless of whether you expect to attend the meeting in person, we urge you to read the attached Proxy Statement and sign, date and mail the accompanying proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us in making necessary preparations for the meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each card should be completed and returned to assure that all your shares are voted.

  A copy of the Company's 1997 Annual Report is enclosed herewith. Please take time to read the report.

                                          By Order of the Board of Directors,

                                          John J. Hoey
                                          President and Chief Executive
                                           Officer

Houston, Texas
January 26, 1998

                            HONDO OIL & GAS COMPANY
                       10375 RICHMOND AVENUE, SUITE 900
                             HOUSTON, TEXAS 77042

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 10, 1998

  This proxy statement is furnished to shareholders of Hondo Oil & Gas Company (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") at the time and place set forth in the attached Notice of Annual Meeting. This Proxy Statement was first mailed to shareholders on or about January 28, 1998. All costs of soliciting proxies will be borne by the Company.

  At the Annual Meeting, the Company's shareholders will be asked to consider and vote upon (1) the election of the six nominees for directors named below;
(2) the approval of an option for London Australian and General Property Company Limited to convert $7.0 million of the Company's debt into shares of the Company's common stock; (3) the approval of the grant, cancellation and regrant of certain stock options to certain directors and employees during fiscal year 1997; and (4) the appointment of Ernst & Young LLP as independent auditors for fiscal year 1998.

  Any shareholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. The accompanying proxy is also subject to revocation at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are specified, the shares will be voted in favor of the election of the nominees for directors; the approval of an option for London Australian and General Property Company Limited to convert $7.0 million of the Company's debt into shares of the Company's common stock; the approval of the grant, cancellation and regrant of certain stock options to certain directors and employees during fiscal year 1997; and the approval of the appointment of Ernst & Young LLP as independent auditors for fiscal year 1998. If any other matters are properly presented at the Annual Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment.

  Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  In the election of directors, shares present but not voting will be disregarded (except for quorum purposes) and the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by those shares, will be elected and votes cast against a candidate or votes withheld will have no legal effect.

  Only holders of shares of the Company's common stock of record at the close of business on January 16, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were 13,798,424 shares of common stock outstanding and entitled to one vote per share.

ADDITIONAL MATERIALS

  Enclosed with this Proxy Statement is a copy of the Company's 1997 Annual Report which is not to be regarded as proxy soliciting material or as a communication by means of which solicitation is made, except as expressly incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

AVAILABILITY OF FORM 10-K

  SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO THE SECRETARY, HONDO OIL & GAS COMPANY, 10375 RICHMOND AVENUE, SUITE 900, HOUSTON, TEXAS 77042.

SHAREHOLDER PROPOSALS

  To be considered for inclusion in the Proxy Statement and for consideration at the Annual Meeting, shareholder proposals must be submitted on a timely basis. Proposals for the 1999 Annual Meeting of Shareholders must be received by the Company no later than October 1, 1998. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                             ELECTION OF DIRECTORS

INFORMATION REGARDING THE NOMINEES

  All of the members of the Board of Directors listed below were elected at the 1997 Annual Meeting of Shareholders held on March 12, 1997. C. B. McDaniel resigned as a director on December 22, 1997, and the authorized number of directors was reduced to six.

  At the Annual Meeting six directors are to be elected, each director to hold office until the next Annual Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below, all of whom are members of the current Board of Directors. A majority of the votes cast at the Annual Meeting shall be sufficient to elect a director. The Board of Directors recommends that shareholders vote FOR each of the nominees. In the event that any of the nominees should become unavailable for any reason, it is intended that proxies will be voted for the election of those persons, if any, as shall be designated by the Board of Directors.

  John J. Hoey: Mr. Hoey, 58, became a director on June 2, 1993 and became President and Chief Executive Officer of the Company on December 1, 1993. He is a director and President or Managing Director of each of the Company's subsidiaries. He is also President and sole shareholder of Beneficial Capital Corp. of New York, an investment company with ownership in a number of public and private companies. From 1985 to 1992, he was associated with Atlantic Petroleum Corp. of Pennsylvania, including serving as President of Atlantic Refining and Marketing Corporation until its sale to Sun Co. in November 1988. From 1972 to 1984, Mr. Hoey held various executive positions in international banking and investment companies. From 1967 to 1971, he served in the U. S. Department of State in Saigon, South Vietnam. He is currently a director of GVC Corp., a publicly-held corporation.

  Douglas G. McNair: Mr. McNair, 69, has been a director of the Company since February 25, 1993. He was an independent consultant for international transactions, marketing and negotiations. From 1985 to 1986 he was Vice President and Assistant to the Chairman and Chief Executive Officer of Atlantic Richfield Company. From 1977 to 1985, he was Vice President of Atlantic Richfield Company and worked with that company's subsidiary, Anaconda, in connection with international operations. From 1972 to 1977, he was Vice President of Atlantic Richfield Company in charge of international marketing. From 1970 to 1972, he was President and Chief Executive Officer of Atlantic Richfield Company's Brazilian marketing subsidiary.

  Nicholas J. Morrell: Mr. Morrell, 50, became a director of the Company on November 21, 1996. He was appointed a director of Lonrho Plc in 1992, the Deputy Managing Director in 1994, and Chief Executive in November 1996. In 1978, Mr. Morrell joined The Observer newspaper which subsequently became a member of the Lonrho Group in 1981, becoming Managing Director in 1988 and, in 1989, was appointed Chief Executive in charge of Lonrho's printing and publishing operations. See "Security Ownership of Management and Certain Beneficial Owners of the Company."

  John F. Price: Mr. Price, 56, became a director of the Company on November 16, 1992 and is a director of Hondo Magdalena Oil & Gas Limited. He is also President and a director of The Hondo Company. He has been President of Princess Hotels International, Inc. and Executive Vice President of Princess Properties International Limited since March 1983. He was appointed an Associate Director of Lonrho Plc in 1991. He is a Chartered Accountant and joined the Lonrho group in 1969. He was appointed Managing Director of Lonrho (Zambia) Ltd. in 1974 and was Managing Director of Lonrho (Zimbabwe) Ltd. from 1979 to 1983. See "Security Ownership of Management and Certain Beneficial Owners of the Company."

  Robert K. Steer: Mr. Steer, 67, became a director of the Company on November 10, 1994. He has been an independent consulting geologist since 1987. He retired from Exxon Corporation in 1986 where he served as Executive Vice President of Esso Exploration, Inc. from 1982 to 1986. From 1978 to 1981, he was Exploration Department Manager for Exxon Corporation, and from 1974 to 1978, he was President and Managing Director of Exxon Malaysia Inc.

  R. E. Whitten: Mr. Whitten, 57, has been a director of the Company since January 19, 1988 and is director of Hondo Magdalena Oil & Gas Limited. He has been an Executive Director of Lonrho Plc since July 1981 and became Finance Director on January 1, 1995. He joined the Lonrho group in 1978. He is also a director of some 50 other companies in the Lonrho group, including Princess Hotels International, Inc. and The Hondo Company. See "Security Ownership of Management and Certain Beneficial Owners of the Company."

EXECUTIVE OFFICERS

  The following is a list of the executive officers of the Company and their positions:

       OFFICER                     POSITION
       -------        ----------------------------------
      John J. Hoey    President, Chief Executive Officer
      S. J. Urquhart  Vice President and Controller

  S. J. Urquhart: Mr. Urquhart, 35, joined the Company on May 15, 1988 as a Financial Analyst and became Controller of the Company on August 1, 1992. He was appointed Vice President and Controller on May 3, 1994. He is also a director and Vice President of each of the Company's subsidiaries and a director of Hondo Magdalena Oil & Gas Limited. Mr. Urquhart is a Certified Public Accountant and was employed by Ernst & Whinney (now Ernst & Young LLP) from 1984 to 1988.

  For a description of Mr. Hoey, see "Information Regarding the Nominees."

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF THE COMPANY

  The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of January 16, 1998, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) each nominee for director, (iii) each of the Company's directors and each of its executive officers identified under "Executive Compensation" and (iv) all directors and current executive officers of the Company as a group. Under Securities and Exchange Commission rules, several persons may be deemed to be the beneficial owners of the same shares. As a result, readers are urged to read the footnotes to the following table.

                                                  COMMON STOCK    PERCENTAGE OF
                                               BENEFICIALLY OWNED COMMON STOCK
                                               ------------------ -------------
   The Hondo Company..........................     9,434,596(1)       68.4%
   Lonrho Plc.................................     9,434,596(1)       68.4%
   London Australian General & Property
    Company Limited...........................     9,434,596(1)       68.4%
   John J. Hoey...............................       134,500             *
   C. B. McDaniel (2).........................        55,000             *
   Douglas G. McNair..........................        25,750             *
   Nicholas J. Morrell........................             0(3)         --
   John F. Price..............................             0(3)         --
   Robert K. Steer............................        25,750             *
   S. J. Urquhart.............................        27,000             *
   R. E. Whitten..............................             0(3)         --
   All directors and current executive
    officers as a group.......................       213,000           1.5%

--------
*  less than 1%

(1) These 9,434,596 shares are owned as follows: The Hondo Company, 410 East College Boulevard, Roswell, NM 88201, 8,651,200 shares; and London Australian and General Property Company Limited ("LAGP"), Four Grosvenor Place, London SW1X 7DL, England, 783,396 shares. The Hondo Company is wholly owned by LAGP. LAGP is wholly owned by Lonrho Plc, Four Grosvenor Place, London SW1X 7DL, England.

    Because they may be deemed a group, within the meaning of Rule 13d-5 under the Securities and Exchange Act of 1934 (the "Exchange Act"), each of The Hondo Company, Lonrho Plc and LAGP may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 9,434,596 shares. Lonrho Plc, by virtue of its ownership interest in each of The Hondo Company and LAGP, may be deemed to share the right to direct the voting and disposition of 9,434,596 shares which (a) as to 8,651,200 shares, by virtue of its ownership interest in The Hondo Company may also be deemed to be the beneficial owner with shared voting and dispositive power and (b) as to 783,396 shares owned by LAGP, LAGP is also a beneficial owner.

(2) Mr. McDaniel resigned as a director on December 22, 1997 and as an executive officer as of January 26, 1998.

(3) Nicholas J. Morrell is Managing Director and Chief Executive of Lonrho Plc. John F. Price is an Associate Director of Lonrho Plc and President and director of The Hondo Company. R. E. Whitten is Finance Director of Lonrho Plc and a director of LAGP and The Hondo Company. See Note (1), above, "Information Regarding the Nominees" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." None of these directors of the Company hold shares of the Company's common stock individually.

COMMITTEES, ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors has created and delegated certain of its authority to an Audit Committee, a Compensation and Benefits Committee and a 1993 Stock Incentive Plan Committee. The Company does not have a standing Nominating Committee. The Bylaws authorize the establishment of an Executive Committee which possesses and may exercise all of the powers of the Board of Directors. No Executive Committee was appointed by the Board during the fiscal year.

  The Audit Committee consists of Messrs. McNair, Steer and Whitten. The Audit Committee performs numerous functions, including making a review of management's selection of an independent accounting firm, meeting with the independent accounting firm to review the scope and conduct of the annual audit, reviewing the selection of acceptable accounting principles and making inquiries about and reviewing the Company's policies and procedures with respect to principles of business conduct, financial and accounting controls, areas of special concern and other related matters. During fiscal year 1997, the Audit Committee met on one occasion.

  The Compensation and Benefits Committee consists of Messrs. Steer, Price and Whitten. The primary functions of the Compensation and Benefits Committee are to review and determine salaries of officers, to review and approve officers' employment contracts, and to review and establish Company policy with respect to compensation of all employees. During fiscal year 1997, the Compensation and Benefits Committee met on two occasions.

  The 1993 Stock Incentive Plan Committee consists of Messrs. Price and Whitten. The purpose of the 1993 Stock Incentive Plan Committee is to administer the Company's 1993 Stock Incentive Plan. During fiscal year 1997, this committee met on two occasions.

  There were four meetings of the Board of Directors during fiscal year 1997. Mr. Morrell attended fewer than 75% of these meetings.

  Outside directors are paid $15,000 per year and Messrs. McNair and Steer were paid this amount during fiscal year 1997. Mr. Steer was paid $3,800 during fiscal 1997 for consulting services.

EXECUTIVE COMPENSATION

  The following tables set forth, for the fiscal year ended September 30, 1997, certain information concerning compensation paid to or accrued for the Chief Executive Officer and all other executive officers who were serving as executive officers on September 30, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                  ANNUAL COMPENSATION          COMPENSATION
                         ------------------------------------- ------------
                                                                SECURITIES
                                                OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL                      BONUS  COMPENSATION(1) OPTIONS/SARS COMPENSATION(2)
POSITION                 YEAR SALARY($)  ($)         ($)           (#)            ($)
------------------       ---- --------- ------ --------------- ------------ ---------------
John J. Hoey............ 1997  220,032      --        --          25,000         9,479
 Chief Executive Officer 1996  194,062      --        --          22,000         9,703
                         1995  170,833      --        --          50,000         8,542
S. J. Urquhart.......... 1997   98,741      --        --           8,000         4,429
 Vice President          1996   86,094  20,000        --           8,000         4,305
                         1995   73,333      --        --          15,000         2,233
C. B. McDaniel (3)...... 1997  170,700      --        --          10,000         7,994
 Secretary               1996  166,018  20,000        --          10,000         8,451
                         1995  142,583      --        --          20,000         7,129

--------
(1) Includes perquisites and other personal benefits, securities or property only if the aggregate amount of such compensation is greater than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(2) The amounts in this column are the matching contributions made by the Company under its profit sharing plan described below.

(3)  Mr. McDaniel resigned as of January 26, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL
                                                                              REALIZABLE
                                                                               VALUE AT
                                                                            ASSUMED ANNUAL
                                                                            RATES OF STOCK
                                                                                PRICE
                                                                             APPRECIATION
                                                                              FOR OPTION
                         INDIVIDUAL GRANTS(1)                                   TERM(2)
------------------------ -------------------------------------------------- --------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS EXERCISE
                          UNDERLYING   GRANTED TO  OR BASE
                         OPTIONS/SARS EMPLOYEES IN  PRICE
          NAME            GRANTED (#) FISCAL YEAR   ($/SH)  EXPIRATION DATE 5% ($) 10% ($)
          ----           ------------ ------------ -------- --------------- ------ -------
John J. Hoey............    25,000         58%       9.00    June 4, 2002   62,163 137,365
S.J. Urquhart...........     8,000         19%       9.00    June 4, 2002   19,892  43,957
C.B. McDaniel (3).......    10,000         23%       9.00    June 4, 2002   24,865  54,957

--------
(1) The options to Messrs. Hoey, Urquhart and McDaniel were granted on June 4, 1997 under the Company's 1993 Stock Incentive Plan (the "Plan"). These options were regranted to replace options for the same amounts of shares that were granted on March 12, 1997, at an exercise price of $12.125 per share. See "Report of the 1993 Stock Incentive Plan Committee on Repricing of Options/SARs" and "Ten-Year Option/SAR Repricings." Each option became exercisable as to 50% of the total shares granted six months after the date of grant; the remaining 50% will become exercisable 18 months after the date of grant. In each case, the options were granted at an exercise price equal to the fair market value of the shares (as defined in the Plan) on the date of grant. Upon a recipient's termination of employment, options that are not yet exercisable will terminate; options that are exercisable will terminate three months after the termination of employment (one year in the case of death, retirement or total disability). Each option will terminate in all events not later than the expiration date of the option. The 1993 Stock Incentive Plan Committee administers the Plan and may modify and amend previous options granted, subject to the terms of the Plan.

(2) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the five year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the proxy rules and do not necessarily reflect management's assessment of the Company's future stock performance.

(3)  Mr. McDaniel resigned as of January 26, 1998.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR

                                           LONRHO PLC(1)  HONDO OIL & GAS
                                           ------------- ------------------      VALUE OF
                                             NUMBER OF       NUMBER OF         UNEXERCISED
                                            UNEXERCISED     UNEXERCISED        IN-THE-MONEY
                          SHARES           OPTIONS/SARS   OPTIONS/SARS AT    OPTIONS/SARS AT
                         ACQUIRED          AT SEPTEMBER  SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                            ON     VALUE   30, 1997 (#)         (#)                ($)
                         EXERCISE REALIZED EXERCISABLE/     EXERCISABLE/       EXERCISABLE/
          NAME             (#)      ($)    UNEXERCISABLE   UNEXERCISABLE     UNEXERCISABLE(2)
          ----           -------- -------- ------------- ------------------ ------------------
John J. Hoey............    --       --    50,000/50,000   80,232/36,000           0/0
S.J. Urquhart...........    --       --         0/10,000   19,000/12,000           0/0
C.B. McDaniel (3).......    --       --     24,832/5,000   45,000/15,000           0/0

--------
(1) The Board of Directors of Lonrho Plc grants options to employees of companies in which Lonrho Plc owns an interest. See "Security Ownership of Management and Certain Beneficial Owners of the Company." The options are granted under plans adopted and administered by Lonrho Plc.

(2) The value of unexercised in-the-money options was determined by multiplying the value of the underlying shares at September 30, 1997 ($1.61 per share for Lonrho Plc and $7.00 per share for Hondo Oil & Gas Company) less the amount per share payable by the option holder upon exercise, times the number of shares subject to the option.

(3)  Mr. McDaniel resigned as of January 26, 1998.

  There were no awards made to the named executive officers in the fiscal year ended September 30, 1997, under any other long-term incentive plan.

  The Company's defined benefit retirement plan was terminated on December 31, 1989. No other defined benefit or actuarial plan exists with respect to the named executive officers. The Company has made available to all full-time administrative employees who have completed at least one year of service a defined contribution profit sharing plan ("401(k) Plan"). Qualifying employees may contribute up to 10% of their annual earnings, but not in excess of the maximum allowed by Internal Revenue Service regulations, and the Company will match employee contributions up to a maximum of 5% of an employee's annual earnings. Matching contributions made by the Company under the 401(k) plan for the benefit of the named executive officers are included in the "Summary Compensation Table."

  The Company has entered into Termination Benefits Agreements with Mr. Urquhart on February 23, 1995 and Mr. Hoey on March 12, 1997. These agreements provide for an extended severance benefit to the two executives in the event of a change of control of the Company. Such benefit is payable if, within three years after the change of control occurs (i) the Company terminates the employment of the executive for any reason other than cause (as defined in the agreement), death, the executive's attainment of age 65 or total and permanent disability or (ii) the executive voluntarily terminates employment, in his discretion, for any reason. As defined in the agreement, a "change of control" means after the date of the respective agreement, (i) attaining ownership of 50% or more of the shares of voting stock of the Company by any person or group (other than a person or group including the executive or with whom or which the executive is affiliated); (ii) the occurrence of a change of control required to be described under the rules of the Securities and Exchange Commission; (iii) the sale by the Company of 50% or more of the shares of the voting stock of its wholly-owned subsidiary, Hondo Magdalena Oil & Gas Limited; or (iv) the sale of all or substantially all of Hondo Magdalena Oil & Gas Limited's 30% interest in the Opon Association Contract, Department of Santander, Colombia. A "change of control" shall not include changes in ownership of the shares of voting stock of the Company occurring among or between The Hondo Company, Robert O. Anderson, Robert B. Anderson, Phelps Anderson, Lonrho, Inc., Scottsdale Princess, Inc., Lonrho Plc or the affiliates of any of them. The amount of the extended severance benefit payable under the agreement is two times the executive's average annual compensation for the last two calendar years preceding the date upon which a change of control occurs, except that if all or part of such benefit would be nondeductible by the Company for federal income tax purposes because of limitations on "parachute payments," then the benefit would be reduced to the amount so deductible. The agreements expire as to Mr. Urquhart on February 23, 2000 and as to Mr. Hoey on March 12, 2002, if no event constituting a change of control has occurred prior to that date. If a change of control occurs prior to February 23, 2000 and March 12, 2002, respectfully, then the agreements terminate on the date that is three years after the change of control occurs.

 Compensation and Benefits Committee Report

  To: The Board of Directors

    As members of the Compensation and Benefits Committee, it is our duty to review and determine salaries of officers, to review and approve officers' employment contracts, and to review and establish Company policy with respect to compensation of all employees.

    For the majority of the past fiscal year, Mr. Hoey's compensation was $225,000 annually. He was also granted a new option for 25,000 shares of the Company's common stock during the fiscal year by the 1993 Stock Incentive Plan Committee which now administers the 1993 Stock Incentive Plan, and is composed of Messrs. Price and Whitten. That option was later canceled and regranted at a lower option price. See "Report of the 1993 Stock Incentive Plan Committee on Repricing of Options/SARs," below. This compensation was considered to be necessary to induce Mr. Hoey to remain as CEO of the Company, given the financial condition of the Company and alternative opportunities that may be available to him. Also, this compensation was intended to compensate Mr. Hoey for frequent travel to Colombia and to reward him for his achievements on behalf of the Company. His compensation, particularly the stock option he has been granted, is intended to provide incentive to Mr. Hoey to continue to improve the Company's financial condition.

    The Committee has concluded that the executive officers must be compensated for the extraordinary time and efforts required of such a small group and for uncertainties associated with the future of the Company. The Committee believes that the circumstances of the Company are unique, therefore, the Committee has not considered comparable compensation.

    During the past fiscal year, the 1993 Stock Incentive Plan Committee made new grants of options to Mr. Hoey for 25,000 shares, to Mr. McDaniel for 10,000 shares and to Mr. Urquhart for 8,000 shares. Each of these grants was later canceled and regranted at a lower price. See "Report of the 1993 Stock Incentive Plan Committee on Repricing of Options/SARs," below. The 1993 Stock Incentive Plan Committee and the Board feel there is a definite need for stock option incentives given the present condition of the Company. Without such incentives it might prove difficult to keep the key executives. Mr. McDaniel has decided to leave the Company, making the retention of Messrs. Hoey and Urquhart even more important. In making awards of options, the 1993 Stock Incentive Plan Committee considered the amount and terms deemed necessary to retain the executive officers, to reward them for their efforts, and to provide a supplement to cash compensation, as well as the number of shares available under the plan. Also, as a further means of retaining key executives, Termination Benefits Agreements, providing for extended severance benefits to the officers in the event of a change of control of the Company, were put in place for Mr. Urquhart in fiscal 1995 and for Mr. Hoey in fiscal 1997.

    An annual fee of $15,000 is paid to outside directors (Messrs. McNair and Steer). Mr. Steer was paid $3,800 for his services to the Company as a consultant. Options for 7,500 shares were granted to Messrs. McNair and Steer and were later canceled and regranted in the same manner as that described below in "Report of the 1993 Stock Incentive Plan Committee on Repricing of Options/SARs."

                                          Compensation and Benefits Committee

                                          Robert K. Steer, Chairman
                                          John F. Price
                                          R. E. Whitten

Date: January 13, 1998

                        TEN-YEAR OPTION/SAR REPRICINGS

                                                                                          LENGTH OF
                                                                                          ORIGINAL
                                        NUMBER OF                                        OPTION TERM
                                       SECURITIES  MARKET PRICE    EXERCISE               REMAINING
                                       UNDERLYING   OF STOCK AT  PRICE AT TIME           AT DATE OF
                                       OPTION/SARS    TIME OF         OF          NEW     REPRICING
                                       REPRICED OR REPRICING OR  REPRICING OR  EXERCISE      OR
          NAME                DATE     AMENDED (#) AMENDMENT ($) AMENDMENT ($) PRICE ($)  AMENDMENT
          ----            ------------ ----------- ------------- ------------- --------- -----------
John J. Hoey............. June 4, 1997   25,000        9.00         12.125       9.00    4.75 years
  Chief Executive Officer
S. J. Urquhart........... June 4, 1997    8,000        9.00         12.125       9.00    4.75 years
  Vice President
C.B. McDaniel (1)........ June 4, 1997   10,000        9.00         12.125       9.00    4.75 years
  Secretary

--------
(1) Mr. McDaniel resigned as an executive officer as of January 26, 1998.

 Report of the 1993 Stock Incentive Plan Committee on Repricing of
Options/SARs

  To: The Board of Directors

    During the past fiscal year, the 1993 Stock Incentive Plan Committee granted certain stock options to Messrs. Hoey, Urquhart, McDaniel, McNair and Steer. The Committee initially made the grants on March 12, 1997, the date of the Company's annual meeting. The exercise price was set at $12.125 per share, the closing price for the Company's stock on the American Stock Exchange for that date. On June 4, 1997, the Committee decided to cancel and regrant each of the options at an exercise price of $9.00 per share, the closing price for the Company's stock on the American Stock Exchange for that date. The change was made because of the fall in the share price during the three months between March and June. The Committee decided to regrant the options at the lower price to provide greater financial incentive to the holders to improve the Company's condition. These changes were approved by the board of directors, and are submitted to the shareholders for approval in this Proxy Statement. See "Approval of Grant, Cancellation and Regrant of Stock Options."

                                          1993 Stock Incentive Plan Committee

                                          John F. Price
                                          R. E. Whitten

Date: January 13, 1998

 Compensation Committee Interlocks And Insider Participation In Compensation Decisions

  Messrs. Price and Whitten, members of the Compensation and Benefits Committee and the 1993 Stock Incentive Plan Committee, are President and director, and director, respectively, of The Hondo Company and also Associate Director and Finance Director, respectively, of Lonrho Plc. Mr. Morrell (who is not a member of either committee) is Managing Director and Chief Executive of Lonrho Plc. See "Security Ownership of Management and Certain Beneficial Owners of the Company." The Company has entered into loan and certain other transactions with Lonrho Plc and its affiliates.

  On November 30, 1988, the Company made a private placement of a $75,000,000 13.5% Senior Subordinated Note to Thamesedge Ltd. ("Thamesedge"), a wholly owned subsidiary of Lonrho Plc. The terms of the transaction were approved by all of the disinterested directors of the Company upon the recommendation of a special committee of the Board appointed to review the transaction. The terms are substantially the same as those which were under discussion and negotiation with an underwriter for a public offering of a similar debt instrument and were no less favorable to the Company than could be obtained with non-affiliated parties.

  During calendar year 1991, the Company entered into and amended a loan agreement with Lonrho Plc pursuant to which it borrowed the sum of $32,000,000. At the time the loans were made, the interest rates were similar to that in the Company's former working capital loan with a bank for its refining and marketing operations. The terms of the loan, and all amendments thereto, were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 18, 1992, the Company entered into an agreement with Lonrho Plc and Thamesedge to defer interest and principal payments on the loans described above. As consideration for the deferral of interest and principal payments, the Company granted Lonrho Plc a 5% share of the Company's net profits, as defined, under the Opon Contract. On April 30, 1993, Lonrho Plc loaned the Company an additional $3,000,000, and as security the Company granted to Lonrho Plc a mortgage on certain real property. On June 25, 1993, Lonrho Plc loaned the Company an additional $4,000,000, and as security the Company granted to Lonrho Plc a mortgage on certain other real property. The interest rate of the new loans was the same as that for other loans from Lonrho Plc. The terms of the agreement to defer interest and principal payments and the terms of the new loans were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 17, 1993, Thamesedge and Lonrho Plc agreed to add interest accrued at September 30, 1993 to principal, to reduce the annual interest rate on each of the foregoing loans to the Company to 6% effective September 30, 1993, and to defer principal payments on the loans. Lonrho Plc and the Company have further agreed that, if the Company does not have sufficient cash resources to pay interest on any of the foregoing indebtedness of the Company when due, the Company may offer to pay such interest in shares of its common stock valued at their market price on the day the interest is due. Thereupon Lonrho Plc may either accept such offer or add the amount of interest then due to the remaining outstanding principal balance of the applicable obligation. The terms of these agreements were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On October 18, 1994, the Company paid to Lonrho Plc $5,000,000 to repay a portion of the loans made in calendar 1991. At the same time, Lonrho Plc provided a $5,000,000 loan facility to the Company. On November 10, 1994, Thamesedge and Lonrho Plc agreed to extend the maturities of all of the above debts to not earlier than October 1, 1996. The terms of the loan facility and the agreement to extend debt maturities were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 22, 1995, Thamesedge and Lonrho Plc agreed to extend the maturities of all the above debts to not earlier than October 1, 1997.

  On March 29, 1996, Lonrho Plc assigned to Thamesedge all of its interest in the above loans and indebtedness. On June 28, 1996, the Company and Thamesedge entered into a Revolving Credit Agreement under which Thamesedge agreed to loan to the Company $13.5 million. The interest rate on this loan is 13%, and interest is payable as provided in the December 17, 1993 letter agreement described above. The terms of the Revolving Credit Agreement were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 13, 1996, Thamesedge and Lonrho Plc agreed to extend the maturities of all the above debts maturing on October 1, 1997 to not earlier than January 1, 1998. As consideration for the extensions and certain other financial undertakings, the Company granted to Lonrho a security interest in all of the shares of the Company's subsidiary, Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), and agreed to give Thamesedge an option to convert $13.5 million of the November 1988 indebtedness to Thamesedge into the Company's common stock. The Company signed a Security Interest Agreement dated as of May 13, 1997 to document the pledge of the Hondo Magdalena shares. The debt was convertible at any time prior January 1, 1998 at a rate of $12.375 per share, 110% of the closing price of the Company's common stock on December 11, 1996, and was approved by the Company's shareholders in the 1997 annual meeting. The portion of the debt that was subject to the option is not secured by the pledge of the Hondo Magdalena shares.

  In July 1997, the Company and Thamesedge, Ltd. agreed to amend and restate the June 1996 Revolving Credit Agreement. Under the Amended and Restated Revolving Credit Agreement dated as of July 2, 1997, Thamesedge agreed to make additional advances of $7.0 million to the Company, making the total amount of the loan $20.5 million. The interest rate remains 13%, due semi-annually and; as described above, the Company may make interest payments in shares of its common stock. The terms of the Amended and Restated Revolving Credit Agreement were approved by all of the disinterested directors of the Company. The Company was unable to obtain any commitment or terms from a disinterested third party. The loan now matures January 1, 1999. As additional consideration for the loan, the Company agreed to give Lonrho an option to convert $7.0 million of existing debt with an interest rate of 6% into the Company's shares at $7.70 per share (110% of the closing price on July 1, 1997). The option to convert must be approved by the Company's shareholders. See "Approval of Option to Convert Debt into Shares of Common Stock." If the option to convert is not approved by the shareholders, the interest rate on $7 million of existing debt will increase to 13.5%.

  In August 1997, Thamesedge assigned all of its interest in the indebtedness of the Company to London Australian and General Property Company Limited ("LAGP"), a wholly-owned subsidiary of Lonrho Plc.

  In a letter agreement dated December 18, 1997, LAGP agreed to advance an additional $7.0 million to the Company during fiscal 1998 and to extend the maturity of the above described indebtedness due on January 1, 1998 to January 15, 1999. In consideration for the additional advances and extension of maturities, the notes have been amended by adding a cross-default provision and a new event of default. The new event of default requires the Company to furnish to LAGP by October 1, 1998 a reserve report that shows an increase of a minimum of 13 billion cubic feet of gas over the report of proved reserves in the Company's 1997 Annual Report on Form 10-K. In the event of a default under this provision, LAGP has the right to declare all the loans in default and demand payment. The new $7.0 million commitment from LAGP for fiscal 1998 will be included in the July 1997 Amended and Restated Revolving Credit Agreement.

  F. E. Wright, a subsidiary of Lonrho Plc, acts as insurance broker for the Company's directors' and officers' liability insurance. The insurance companies who provide the policy are those from whom coverage could be obtained by the use of other insurance brokers. The terms of the policy are identical to the ones which could be obtained through an independent broker. Based upon quotes received from other brokers, management believes that F. E. Wright is able to obtain more favorable premiums for the insurance coverage by virtue of inclusion in the larger, group-wide programs of Lonrho Plc, and that the terms and cost of the insurance coverage are no less favorable to the Company than could be obtained with non-affiliated parties. During the fiscal year ended September 30, 1997, F. E. Wright received commissions of $33,040 in respect of policies issued to the Company.

 Performance Graph

  The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock to that of the American Stock Exchange Market Index and MG Industry Group 36, an industry index of companies engaged in oil and gas exploration and production.


                                     LOGO

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                 OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period              HONDO OIL       INDUSTRY      BROAD
(Fiscal Year Covered)           & GAS CO.        INDEX        MARKET
---------------------        ---------------   ----------   ----------
FYE 1992                        $100.00         $100.00       $100.00
FYE 1993                        $ 95.00         $122.40       $117.39
FYE 1994                        $203.33         $132.54       $119.64
FYE 1995                        $260.00         $137.38       $144.16
FYE 1996                        $200.00         $160.20       $150.03
FYE 1997                        $ 95.00         $182.46       $182.45

                   ASSUMES $100 INVESTED ON OCTOBER 1, 1992
                         ASSUMES DIVIDENDS REINVESTED
                     FISCAL YEAR ENDING SEPTEMBER 30, 1997

  The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act 1934, except to the extent that the Company specifically incorporates same by reference.

REPORTS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish the Company with copies.

  Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, from October 1, 1996 to September 30, 1997, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with except that (i) London Australian and General Property Company Limited's Initial Statement of Beneficial Ownership of Securities which involved an inter-company share transfer from parent to subsidiary was not filed timely and (ii) the cancellation of the options granted to Messrs. Hoey, Urquhart, McDaniel, McNair and Steer and described in "Approval of Grant, Cancellation and Regrant of Stock Options" was not reported timely and the grant of those options may not have been reported timely (the corresponding regrant of options was reported timely).

        APPROVAL OF OPTION TO CONVERT DEBT INTO SHARES OF COMMON STOCK

  The Company and London Australian General and Property Company Limited ("LAGP," successor to Thamesedge Ltd.) entered in to an Amended and Restated Revolving Credit Agreement (the "Credit Agreement") dated as of July 2, 1997, in which the Company has agreed that LAGP, subject to approval of the shareholders, has an option to convert $7.0 million of the debt owed to LAGP by the Company into shares of the Company's common stock at the rate of $7.70 per share. The conversion price is 110% of the closing price of the Company's common stock on July 1, 1997, $7.00. LAGP is a subsidiary of Lonrho Plc, indirect controlling shareholder of the Company. See "Security Ownership of Management and Certain Beneficial Owners of the Company" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." The Company is indebted to LAGP for approximately $99.9 million as of September 30, 1997. In the Amended and Restated Revolving Credit Agreement, LAGP agreed to make new advances of $7.0 million.

  The option to convert would be exercisable by LAGP at any time prior to the present maturity of the Credit Agreement, January 1, 1999. If the conversion option is not approved by the shareholders, the interest rate on the $7.0 million will revert to 13.5%, the rate of interest on such debt under the November 1988 $75,000,000 13.5% Senior Subordinated Note prior to December 17, 1993. On December 17, 1993, LAGP agreed to reduce the interest rate on the 13.5% Senior Subordinated Note to 6%, the rate at present. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

  If the option to convert is approved, upon exercise of the option the Company will issue shares of common stock, $1.00 par value, that have no preemptive rights to subscribe to any additional securities which the Company may issue. To the extent the option is exercised, the Company's indebtedness to LAGP will be reduced by $7.70 for each share issued to LAGP.

  The proposed option to convert will allow the Company to reduce its indebtedness if and when, and to the extent that, the option is exercised. Also, the option to convert (subject to the approval of shareholders) was a part of the consideration for the extension of additional credit by LAGP. If the option to convert is approved and LAGP exercises the option in total, the Company would issue 909,091 shares of authorized but unissued share of common stock. These shares would dilute the current issued and outstanding shares of common stock by 6.6%. Because of its beneficial ownership of common stock, Lonrho Plc controls the Company, and will continue to control the Company if LAGP exercises the option to convert. See "Security Ownership of Management and Certain Beneficial Owners of the Company." If the option to convert is not approved by the shareholders, then the Company will incur approximately $423,955 additional interest expense to January 1, 1999 because of the increase in the interest rate on the $7.0 million of debt. Under existing agreements, the additional interest may be paid in shares of common stock or added to principal if the Company does not have sufficient cash to pay the interest. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

  The proposal will be approved if it receives the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting. Because the option to convert would be exercisable by a related party, the Company and LAGP have agreed to submit the matter to the shareholders for approval. Lonrho Plc has further agreed to cause its subsidiaries, The Hondo Company and LAGP, to vote at that meeting the Company's shares held by them in proportion to the votes cast by shareholders other than The Hondo Company and LAGP. This voting procedure shall apply only to this matter.

         APPROVAL OF GRANT, CANCELLATION AND REGRANT OF STOCK OPTIONS

  During fiscal year 1997, certain options were granted to officers and directors of the Company under the 1993 Stock Incentive Plan. These options were initially granted on March 12, 1997, after the Company's annual meeting. These option were granted to: John J. Hoey for 25,000 shares, Stanton J. Urquhart for 8,000 shares, C. B. McDaniel for 10,000 shares, Douglas C. McNair for 7,500 shares, and Robert K. Steer for 7,500 shares. The March grants were made by the 1993 Stock Incentive Plan Committee at an exercise price of $12.125 per share, the closing price for the Company's stock on the American Stock Exchange on that date. On June 4, 1997, the Committee decided to cancel the options granted in March and regrant them. This resulted in lowering the exercise price to $9.00, the closing price for the Company's stock on the American Stock Exchange on June 4, 1997 and a revised vesting schedule. See "Option/SAR Grants in Last Fiscal Year," "Ten-Year Option/SAR Repricings" and "Report of the 1993 Stock Incentive Plan Committee on Repricing of Options/SARs."

  The 1993 Stock Incentive Plan Committee, consisting of directors Price and Whitten, neither of whom is eligible for awards under the 1993 Plan, approved these actions, each of which was subsequently approved by the Board of Directors.

  The shareholders are being asked to ratify the grant, cancellation and regrant in order, among other things, to avoid any possible, unintended exposure of the optionees to liability under Section 16 of the Securities and Exchange Act of 1934, or for the defense of any claims of liability thereunder. Section 16 imposes liability on executive officers and directors for so-called "short-swing profits" on purchases and sales of the Company's stock within a six-month period. Any such liability under Section 16 is payable to the Company. None of the affected officers or directors purchased or sold stock in the market in the applicable six-month period, but the reach and application of the applicable rules in this context are not entirely clear and any valuation of the benefits is highly speculative. The officers and directors could be expected to deny any claim of liability in these circumstances. In any event, the submission of this item for shareholder approval is not an admission by the Company or the optionees that any liability would otherwise exist.

  The proposal will be approved if it receives the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting. The Board of Directors (Messrs. Hoey, McNair and Steer abstaining) recommends that shareholders vote FOR the proposal to approve the grant, cancellation and regrant of the stock options to Messrs. Hoey, Urquhart, McDaniel, McNair and Steer.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Company engaged Ernst & Young LLP as principal independent public accountants for the audit of the Company's financial statements for the fiscal year ended September 30, 1997. Ernst & Young LLP has acted in this capacity since 1988. From time to time, Ernst & Young LLP also performs consulting work for the

Company. The firm has no other relationship with the Company except the existing professional relationships of Certified Public Accountants. The Board of Directors has appointed Ernst & Young LLP to audit the financial statements of the Company for the fiscal year 1998. At the Annual Meeting, the shareholders will be asked to approve the appointment.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The proposal will be approved if it receives the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR the proposal to approve the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1998.

                                 OTHER MATTERS

  The Board of Directors knows of no matters which are likely to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card will vote all proxies given to them in accordance with their best judgment on such matters.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's 1997 Annual Report to Shareholders (the "1997 Annual Report") is enclosed with this Proxy Statement. The information set forth in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, pages 14-21; Item 8, Financial Statements, pages 22-49; and Item 9, Changes In and Disagreements with Accountants on Accounting and Financial Disclosure, page 50, are hereby incorporated by reference into this Proxy Statement.

                            SOLICITATION OF PROXIES

  Solicitation of proxies is to be conducted primarily by mail, although officers and other employees of the Company, without receiving additional compensation therefor, may also solicit proxies by telephone, telegraph or personal interview. Arrangement may be made with brokerage houses and with the Company's transfer agent, ChaseMellon Shareholder Services, Ridgefield Park, New Jersey, to send notices, proxy statements, proxies and other materials to shareholders. The cost for these services is estimated to be nominal. All costs of soliciting proxies will be borne by the Company.

                                          By Order of the Board of Directors,

                                          John J. Hoey
                                          President and Chief Executive
                                           Officer

January 26, 1998

                                   APPENDIX

THE FOLLOWING INFORMATION IS INCORPORATED BY REFERENCE IN THE PRECEDING PROXY STATEMENT IN ACCORDANCE WITH ITEM 13(B)(2) OF SCHEDULE 14A AND IS PROVIDED IN ELECTRONIC FORMAT IN ACCORDANCE WITH NOTE D.4 OF SCHEDULE 14A.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL DISCUSSION

Introduction
------------
Hondo Oil & Gas Company is an independent oil and gas company focusing on international oil and gas exploration and development. The Company's principal asset is its interest in the Opon Association Contract (the "Opon Contract"), an exploration concession for an area in the Middle Magdalena Valley of Colombia, South America. Significant reserves of natural gas and condensate were shown to exist in the Opon Contract area by two discovery wells drilled during 1994 and 1995. In accordance with the terms of the Opon Contract, Empresa Colombiana de Petroleos ("Ecopetrol") declared a portion of the area as commercial in May 1996. A pipeline and related wellsite facilities to deliver natural gas and condensate to a market are complete, and production began in December 1997. Deliveries of natural gas to a power plant located at the Opon Contract area also began in December 1997. The Opon No. 6 well encountered mechanical problems during completion operations and is temporarily suspended to evaluate information and develop plans for further operations on the well, including workover of the well.* Drilling of the Opon No. 14 well began in October 1997. If no problems are encountered, the Opon No. 14 well should be completed and tested in the Spring of 1998.* As further described below, the Company will require additional financing to continue development of the Opon project.

Cautionary Statements
---------------------
The Company believes that this report contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," "may" and words of similar import, or statements of management's opinion. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

Substantial Reliance On Single Investment. The Company's success currently is dependent on its investment in the Opon project in Colombia, South America. See
Note 1 to the Consolidated Financial Statements in Item 8.

Role Of Ecopetrol. Ecopetrol is a quasi-governmental corporate organization wholly-owned by the Colombian government, a party to the Opon Contract and the purchaser of natural gas and liquid hydrocarbons under contracts for the sale of production from the Opon field. See International Operations, above. At present, the price of natural gas is set by law enacted by the legislature of Colombia in 1983. The
____________________
*  This statement may be considered forward-looking. See Cautionary Statements.

       regulated price of natural gas could be changed in the future by governmental action. The participation of Ecopetrol, a government-owned company, in the Opon project as a producer and as a purchaser, and the power of the government of Colombia to set the price of natural gas creates the potential for a conflict of interest in Ecopetrol and/or the government. If such a conflict of interest materializes, the economic value of the Company's interest in the Opon project could be diminished.

       Marketing Of Natural Gas. The Company must secure additional markets and sales contracts for natural gas in Colombia in order to increase production and cash flow from the Opon project. This will depend on the continued development of gas markets and an infrastructure for the delivery of natural gas in Colombia. Also, other producers of natural gas in Colombia will compete for the natural gas market and for access to limited pipeline transportation facilities. See International Operations and Competitive Factors in Item 1.

       Foreign Operations. The Company's operations in Colombia are subject to political risks inherent in all foreign operations. See International Operations in Item 1.

       Risks Of Oil And Gas Exploration. Inherent to the oil and gas industry is the risk that future wells will not find hydrocarbons where information from prior wells and engineering and geological data indicate hydrocarbons should be found. Further, existing wells can deplete faster than anticipated, potentially causing revisions to reserve estimates and increasing costs due to replacement wells. Also, because of the limited number of wells in the Opon Contract area, the impact of the loss of a single well would potentially affect the Company's production capability. Operations in the Opon Contract area are subject to the operating risks normally associated with exploration for, and production of oil and gas. See International Operations in
       Item 1.

       Laws And Regulations. The Company may be adversely affected by new laws or regulations in the United States or Colombia regarding its operations and/or environmental compliance, or by existing laws and regulations. For additional information, see Other Factors Affecting the Company's Business in Item 1.

       Limited Capital. At September 30, 1997 the Company had a deficiency in net assets of $93.2 million. The Company's principal asset, its investment in the Opon project, will require additional capital for exploitation. The Company has been unable to secure financing from sources other than its principal shareholder. See Liquidity and Capital Resources below and Note 1 to the Consolidated Financial Statements in
       Item 8.

       Losses From Operations. The Company experienced losses of $11,906,000, $12,657,000 and $12,388,000 for the years ended September 30, 1995, 1996 and 1997, respectively. The Company anticipates continued losses through fiscal 1998. See Results of Operations below.

       Continuation Of American Stock Exchange Listing. Because of continuing losses and decreases in shareholders' equity, the Company does not fully meet all of the guidelines of the American Stock Exchange for continued listing of its shares. See Market for Registrant's Common Equity and Related Stockholder Matters in Item 5. Management has kept the Exchange fully informed regarding the Company's present status and future plans.

       Although the Company does not or may not meet all of the guidelines, to date, the American Stock Exchange has chosen to allow the Company's shares to remain listed. However, no assurances can be given that the Company's shares will remain listed on the Exchange in the future.

       Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

       Opon Exploration
       ----------------
       Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), a wholly-owned subsidiary, became involved in the Opon Contract through a farmout agreement with Opon Development Company ("ODC") in 1991. In August 1993, Hondo Magdalena and ODC entered into a Farmout Agreement under which Amoco Colombia Petroleum Company ("Amoco Colombia") earned a 60% participating interest in the Opon Contract. To earn the interest, Amoco Colombia paid $3.0 million in cash in 1993 and paid all of the costs related to drilling the Opon No. 3 well in 1994. In addition, Amoco Colombia paid Hondo Magdalena $5.0 million in October 1994 and paid all but $2.0 million of Hondo Magdalena's costs for drilling the Opon No. 4 well in 1995.

       The Opon No. 3 well, completed in September 1994, was drilled to a depth of 12,710 feet at a total cost of approximately $30.0 million. The well tested at a daily rate of 45 million cubic feet of natural gas and 2,000 barrels of condensate. Downhole restrictions prevented the well from testing at higher rates. The Opon No. 4 well, completed in September 1995, was drilled to a depth of 11,500 feet at a total cost of approximately $28.5 million. The well tested at a daily rate of 58 million cubic feet of natural gas and 1,900 barrels of condensate.
       These two wells have confirmed the existence of a significant natural gas field and will supply gas for the contracts described below.

       Presently, Amoco Colombia, Hondo Magdalena and ODC have interests in the Opon Contract (outside the commercial area described below) of approximately 60%, 30.9% and 9.1%, respectively. As provided in the Opon Contract, upon the designation of an area or field as commercial, Ecopetrol acquires a 50% interest in such area or field and will reimburse the associate parties for 50% of the direct exploration costs for each commercial discovery from its share of production. In May 1996, Ecopetrol approved a commercial field of approximately 2,500 acres around the Opon No. 3 and No. 4 wells. The interests in the commercial field are approximately 50%, 30%, 15.4%, and 4.6% for Ecopetrol, Amoco Colombia, Hondo Magdalena, and ODC, respectively. The commercial field is substantially smaller than that requested, but may be enlarged by
       future drilling and/or additional technical information.*   The
       associate parties submitted an application to declare the area around the Opon No. 6 well commercial in August 1997. Ecopetrol responded in September 1997 that it considered the information presented to be insufficient to evaluate the application for the extension of the commercial area. The associate parties are evaluating Ecopetrol's response in light of the terms of the Opon Contract and plan to approach Ecopetrol for clarification of its response. At this date, the area
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       around the Opon No. 6 well is not a part of the commercial area. Ecopetrol will not pay for its share of expenditures to enlarge the commercial field until the new areas are proven and declared commercial. Ecopetrol will participate in further development costs of the existing commercial field.

       The Opon Contract provides that the Opon Contract area will be reduced after the end of the exploration period, or September 30, 1995. The first acreage relinquishment of 50% was completed during 1996. The Opon Contract area now covers 25,021.5 hectares (61,827 acres). The second acreage relinquishment was due on September 30, 1997. By agreement with Ecopetrol, the second relinquishment has been postponed until September 30, 1998. As consideration, the associate parties agreed to perform, for the full Opon Contract area, surface geological studies and petrochemical analysis, and to undertake a study to determine the economic and technical viability of putting the shallow oil producing wells in the Opon Contract area into production. On September 30, 1999, the Opon Contract area will be reduced to the area of the commercial field that is in production or development, plus a reserve zone of five kilometers in width around the productive limit of such field. The commercial field plus the zone surrounding such field will become the area of exploitation. The associate parties designate the acreage to be released. Additional wells will be required to enlarge the commercial area and to increase the size of the area of exploitation.*

       The Opon No. 6 well commenced drilling in October 1996. This well is slightly more than 1 kilometer north of the Opon No. 3 well and is outside the current commercial area. The well is presently estimated to cost $30.2 million, of which Hondo Magdalena's share is 30.9%.* After the drilling was completed, several mechanical problems in the completion and testing of the Opon No. 6 well occurred. After there was a failure of a portion of the guns during the initial completion attempt in April 1997, a second set of perforating guns were fired. Cleanup and testing on the second set of perforations commenced in May 1997 and, while all the guns fired, the well has not flowed as anticipated. The associate parties have suspended operations on the well in order to fully evaluate all data from the well and prepare a plan for further actions. Amoco Colombia has recently proposed a workover of the Opon No. 6 well using propellant stimulation technology. A decision on the proposal will be made in January 1998 following an economic analysis.* The associate parties are attempting to negotiate a settlement of claims against suppliers of services and equipment related to the problems encountered during completion operations on the Opon No. 6 well, but no settlement has been reached. If a settlement is not reached, the next step will be arbitration.* No prediction of the outcome of these matters can be made at this time.

       The Opon No. 14 well, approximately 4 kilometers south of the Opon No. 4 well, commenced drilling in October 1997. The total cost of the well is estimated to be $21.5 million, of which Hondo Magdalena will bear 30.9%.* The well is planned for a total depth of 11,000 feet and is intended to confirm the existence of the La Paz gas and condensate reservoir in the south of the Opon Contract area.* The drilling of the well has progressed in accordance with its plan to this date.

       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       In July 1995, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol agreed to construct a pipeline and wellhead facilities (which were not contemplated in the Opon Contract). The parties constructed a 16 inch pipeline approximately 88 kilometers in length from the Opon Contract area north to Ecopetrol's gas processing plant at El Centro, and from there to Ecopetrol's refinery at Barrancabermeja. The investment in pipeline costs will be recovered through a pipeline tariff.* Ecopetrol has constructed improvements at its El Centro gas processing plant to handle incremental production from the Opon Contract area. Ecopetrol will recover its investment through a gas processing fee.

       The Comision de Regulacion de Energia y Gas (Commission for the Regulation of Energy and Gas, "CREG"), an agency of the Ministry of Mines and Energy of the Colombian government, regulates natural gas pipelines and the sale of natural gas in Colombia. CREG's regulations provide the ceiling price for natural gas and the methodology for establishing pipeline tariffs. Based upon these regulations, Amoco Colombia, as operator applied for a tariff for the pipeline; CREG has not yet responded to this application.

       Contracts, covering the sale of natural gas, the sale of condensate and natural gas liquids, the processing of the gas stream, and transportation of natural gas and liquids are complete and have been signed by all parties. The contracts provide for: (i) the sale of 100 million cubic feet of natural gas per day for the life of the Opon Contract at the regulated price determined semi-annually by a formula based upon the average price received by Ecopetrol for exported fuel oil during the prior two six-month periods (currently US$1.08 per million British Thermal Units); (ii) the sale of condensate and natural gas liquids at market-related and market-indexed prices; and (iii) the processing of the gas stream at Ecopetrol's El Centro gas processing plant for a fee of $0.159 per thousand cubic feet of gas. In a recent amendment to the gas processing agreement the associate parties agreed to bear the cost of processing royalty gas that is attributable to their interests and Ecopetrol reduced the fee for processing from $0.20 to $0.159 per thousand cubic feet of gas. Ecopetrol, as purchaser, pays the pipeline tariff for the natural gas sold by the associate parties.

       In March 1997, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol, as sellers, signed a contract with Termo Santander de Colombia E.S.P., as purchaser ("Termo Santander"), to supply, subject to the conditions noted below, natural gas to an electric generation plant at the Opon Contract area. Termo Santander's power plant is located at the Opon Contract area. Under the contract, the sellers will supply natural gas requested by the purchaser up to 60 million cubic feet per day. The sellers will receive $4.2 million per year for making the gas available for purchaser's call. Purchaser will pay 60% of the government-regulated price (described above) for the natural gas it takes. The sellers will also receive additional bonus payments if the power plant achieves a price for its electrical power in excess of certain target rates. Condensate associated with the natural gas that is delivered to the purchaser will be separately sold to Ecopetrol. The contract provides for substantial penalties, decreasing over the life of the contract, to the sellers for the failure to deliver gas. The commencement of the contract is conditioned upon the completion of the electric generation plant and a determination by the sellers that there
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       are sufficient reserves to supply natural gas to the purchaser for the entire term of the agreement. In order to begin deliveries before the condition concerning the sufficiency of reserves is satisfied, an interim agreement for the sale of gas to Termo Santander was signed on November 20, 1997. The interim agreement will be effective until January 1, 1999, or until sufficient reserves are determined through additional work on the Opon No. 6 well or the successful completion of the Opon No. 14 well.* The gas sales price under the interim agreement will be equivalent to the price, including pipeline tariff, that would have been received if the same gas were sold under the contract with Ecopetrol described in the preceding paragraph.

       The pipeline and wellsite facilities were completed in June 1997. Ecopetrol completed the improvements to the El Centro gas plant in November 1997. Production from the Opon field began on December 1, 1997, with gas supplied to Termo Santander for testing the first of two turbines at the power plant. The first shipment of gas through the pipeline began on December 5, 1997, but was interrupted for one week shortly thereafter by a landslide. The first shipment of gas was 10 million cubic feet and the quantity is expected to increase to the contract quantity of 100 million cubic feet per day by the end of calendar 1997.*

       The associate parties have submitted invoices to Ecopetrol under the gas sales agreement for payments under the take-or-pay clause. Ecopetrol has indicated that it will not pay these invoices. The associate parties are reviewing their legal options to pursue the collection of these invoices.*

       Amoco Colombia has submitted budgets to Hondo Magdalena and ODC for calendar years 1996, 1997 and 1998. Hondo Magdalena approved capital expenditures for wells and the pipeline projects, and certain other expenditures, but did not approve the proposed overhead. As of this date, no final budget has been approved for calendar years 1996, 1997 or 1998. The parties are currently at an impasse in resolving the dispute about overhead. Hondo Magdalena has paid invoices from Amoco Colombia, including disputed overhead and has charged the full overhead amount to expense. It is management's opinion that the Company is not obligated to pay for overhead unless charged pursuant to an approved budget; however the Company has paid Amoco Colombia's invoices, under protest and subject to audit, in the hope of resolving the dispute. If the dispute cannot be resolved, the joint operating agreement among Amoco Colombia, Hondo Magdalena and ODC provides for arbitration of disputes.


       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       Discontinued Operations
       -----------------------

       Two of the Company's former business segments, refining and marketing operations and real estate operations were discontinued in 1991.

       On December 15, 1989, the Company suspended operations at its Newhall refinery. Subsequently, the Company adopted a plan of disposition which included dismantling the refinery, effecting environmental remediation of the land and further developing the land to a condition where it may be sold. Execution of the plan was suspended in September 1993 and the Company is now marketing the site in its current condition and with existing land-use entitlements. The Newhall refinery site consists of approximately 105 acres located adjacent to a major freeway intersection in northern Los Angeles County. See Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7 and
       Note 12 to the Consolidated Financial Statements in Item 8.

       The Company owns in fee simple approximately 11 acres of undeveloped land located in eastern Los Angeles County. An option to a developer on the Company's Via Verde tract at a price of $3.1 million expires in December 1997. The option agreement allows the Company the right to be released from the current agreement should there be a potential sale of the parcel to a ready and willing buyer.

       On October 1, 1993 the Company completed a transaction for the sale of its Fletcher refinery and related assets. In the agreement for the sale of the Fletcher refinery, the Company indemnified the buyer as to liabilities in excess of $0.3 million for certain federal and state excise taxes arising from periods prior to the sale. As more fully described in Note 12 to the Consolidated Financial Statements in Item 8, the State of California issued a preliminary report in June 1996 finding that the Fletcher refinery owed $10.8 million for certain state excise taxes (and related penalties and interest) arising from periods when the Company owned the Fletcher refinery. The State of California issued a Notice of Determination in July 1997 reducing this amount to $5.7 million. Assessed amounts are subject to a process of appeals and may be further adjusted.* The Company and the Fletcher refinery intend to further contest the assessment through the appeals and hearing process. The Company believes the liability it has accrued is sufficient to provide for the amount ultimately found to be due.*


       RESULTS OF OPERATIONS

       Results of operations for the year ended September 30, 1997 amounted to a loss of $12.4 million, or 90 cents per share, of which $10.8 million arose from continuing operations and $1.6 million resulted from discontinued operations. The Company reported a net loss of $12.7 million, or 93 cents per share, for the year ended September 30, 1996. The 1996 loss included discontinued loss provisions of $1.3 million and a loss of $11.4 million from continuing operations. In 1995, the Company reported a net loss of $11.9 million, or 90 cents per share, which included losses from discontinued operations of $5.0 million and a loss of $6.9 million from continuing operations.

       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       As described previously, the Company had moved from a domestic oil and gas operation to a foreign oil and gas operation. The historical results of continuing operations contain many non-recurring transactions. As a result, they are not comparable and are a poor indicator of the Company's future operating results. Management expects losses from continuing operations to continue through fiscal 1998.*

       1997 vs 1996
       ------------
       Operating costs for fiscal 1997 include an accrual of $0.4 million for revisions to estimated plugging and abandonment costs of an offshore unit in California. No comparable costs were incurred in fiscal 1996.

       Overhead, Colombian operations decreased $0.4 million between the years ended September 30, 1997 and 1996 primarily because:(i) year end adjustments recorded by Amoco Colombia increasing the figure in December 1995 did not recur in December 1996 and (ii) Ecopetrol participated in overhead expenses pertaining to the commercial operations for all of fiscal 1997, but only the last five months of fiscal 1996.

       The Company's Colombian operations undertook a seismic exploration program during fiscal 1996. The decrease of $1.7 million in exploration costs between the years arises because there were no comparable expenses incurred in fiscal 1997.

       The level of the Company's indebtedness to Lonrho Plc and to Amoco Colombia under the Funding Agreement has increased by $31.1 million between September 30, 1996 and September 30, 1997. Interest expense increased by only $1.2 million between the years ended September 30, 1997 and 1996 because the majority of the charges from the Funding Agreement are capitalized.

       Management has the following expectations for 1998 results of operations: revenue and related operating costs and depreciation, depletion and amortization will increase significantly in conjunction with the commencement of production in December 1997; overhead, Colombian operations, general and administrative expense, and exploration expenses should not vary significantly from 1997.* These factors are expected to combine to produce approximately break-even results before interest expense.* The level of interest expense to be reported in 1998 is difficult to predict at the current time, but it will increase substantially from 1997 if no outside financing to repay the Funding Agreement is acquired.*

       1996 vs 1995
       ------------
       The Company's share of expenses from the Opon operation was borne solely by Amoco Colombia during 1995 and 1994 while the Opon Nos. 3 and 4 wells were being drilled. The increases in operating expenses, overhead, Colombian operations and exploration costs of $0.1 million, $2.5 million and $1.6 million, respectively, for the year ended September 30, 1996 as compared to the year ended September 30, 1995, all arise from the Company assuming its share of these costs in 1996. The increase in interest expense of $0.3 million between the years arises primarily from Colombian costs financed with the Funding Agreement.

       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       Discontinued Operations
       -----------------------
       The Company implemented disposal accounting for its refining and marketing and real estate segments during 1991. In 1997, the Company recorded loss provisions of $1.2 million and $0.4 million for its refining and marketing and real estate segments, respectively, as described previously. Loss provisions of $0.4 million for the refining and marketing segment and $0.9 million for the real estate segment were recorded in 1996. Loss provisions for 1995 amounted to $0.7 million and $4.3 million for refining and marketing and real estate, respectively.

       Operating losses from discontinued operations of $0.3 million, $0.1 million, and $0.4 million for 1997, 1996, and 1995, respectively, were charged against loss provisions established in earlier periods.


       LIQUIDITY AND CAPITAL RESOURCES

       During fiscal, 1997, cash inflows of $14.6 million arose from borrowings from Lonrho Plc. The Company utilized cash of $3.9 million and $0.4 million to finance continuing and discontinued operations, respectively, $8.9 million for capital expenditures, and made scheduled debt repayments of $0.8 million. At September 30, 1997, the Company had cash balances of $1.0 million.

       In December 1993, the Company restructured the terms of its debts to Lonrho Plc. The revised terms included reduction of interest rates to a fixed rate of 6% and provisions allowing the Company to offer payment of future interest in shares of its common stock, and allowing Lonrho Plc to either accept such payment in kind or add the amount of the interest due to principal. The ability to pay interest in kind or capitalize interest allows the Company to service its debt while cash resources are scarce.

       The Company obtained a facility loan of $13.5 million in a Revolving Credit Agreement dated as of June 28, 1996, between the Company and Thamesedge, Ltd., a subsidiary of Lonrho Plc. This loan was amended and restated, as described below. Under a December 1996 letter agreement, as consideration for extension of maturities and certain other financial undertakings, the Company granted to Lonrho a security interest in all of the shares of Hondo Magdalena. The Company signed a Security Interest Agreement dated as of May 13, 1997 to document the pledge of the Hondo Magdalena shares. The Company also agreed to give Lonrho an option to convert $13.5 million of existing loans with an interest rate of 6% into the Company's common stock. The debt will be convertible at Lonrho's option at any time prior to January 1, 1998 at a rate of $12.375 per share. The portion of the debt that may be converted into common stock is not secured by the pledge of the Hondo Magdalena shares. The option to convert the debt into common stock was approved by the Company's shareholders at the 1997 Annual Meeting.

       In July 1997, the Company and Thamesedge, Ltd. agreed to amend and restate the June 1996 Revolving Credit Agreement. Under the Amended and Restated Revolving Credit Agreement dated as of July 2, 1997, Thamesedge agreed to make additional advances of $7.0 million to the Company, making the total amount of the loan $20.5 million. The interest rate remains 13%, due semi-annually; as provided in other debts to Thamesedge and described above, the Company may make interest payments in shares of its common stock. The loan now matures January 1, 1999. As additional consideration for the loan, the Company agreed to give Lonrho an option to convert $7.0 million of existing debt with an interest rate of 6% into the Company's shares at $7.70 per share (110% of the closing price on July 1, 1997). The option to convert must be approved by the Company's shareholders at the next annual meeting. If the option to convert is not approved by the shareholders, the interest rate on $7 million of existing debt will increase to 13.5%. Lonrho has further agreed to vote its shares on the matter of the option to convert in proportion to the votes cast by disinterested shareholders. As of September 30, 1997, $14.6 million of this facility has been drawn.

       In August 1997, Thamesedge Ltd. assigned all of its interest in the Company's indebtedness to London Australian & General Property Company Limited ("LAGP"), a subsidiary of Lonrho Plc. In December 1997 the Company restructured the terms of certain debt to LAGP, and obtained an additional funding commitment of $7.0 million for fiscal 1998. The Company extended all of the above described indebtedness due on January 1, 1998 to January 15, 1999 and amended the notes by adding a cross-default provision and a new event of default. The new event of default requires the Company to furnish to LAGP by October 1, 1998 a reserve report that shows a minimum of 13 billion cubic feet of gas increase over the 1997 proved reserve figure. In the event of a default under this new provision, LAGP has the right to declare all the loans in default and demand payment. The new $7.0 million commitment from Lonrho Plc for fiscal 1998 will be added to the July 1997 Amended and Restated Revolving Credit Agreement under the same terms and condition as the existing agreement explained above. The Company presently owes Lonrho Plc $99.9 million, of which $93.8 million is due January 15, 1999.

       On May 5, 1995, Hondo Magdalena, ODC and Amoco Colombia entered into a Funding Agreement for Tier I Development Project costs (the "Funding Agreement") for the interim financing of costs associated with the construction of a pipeline from the Opon Contract area (see Note 6 to the Consolidated Financial Statements in Item 8) and certain other costs related to the Opon Contract. The Funding Agreement became effective on July 26, 1995. Hondo Magdalena has financed its share of the costs (including overhead) for the pipeline and an approved geological and geophysical work program. The Funding Agreement provides that Hondo Magdalena may repay the amounts financed up to 365 days after the date of first production, along with an equity premium computed on a 22% annualized interest rate. The equity premium is computed monthly on Hondo Magdalena's share of expenditures (including any amounts to be later recouped from Ecopetrol after commerciality). Alternatively, from the date of first production until 90 days thereafter, Hondo Magdalena may elect to repay 125% of its share (excluding any amounts to be later recouped from Ecopetrol after commerciality) of the total costs accumulated up to the date of repayment. If the financed amounts are not repaid within 365 days after the date of first production, an additional penalty of 100% of the amount then due would be recovered out of Hondo Magdalena's revenues. Hondo Magdalena's revenues from production of the first 80 million cubic feet of natural gas and corresponding condensate and natural gas liquids are pledged to secure its obligations under the Funding Agreement. Production may be deemed to have commenced in December 1997 and the Company does not have the commitments or funds to repay the Funding Agreement within either the 90 or 365 day option periods.* If the Company does not secure financing to
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       repay the Funding Agreement prior to 365 days after the date of first production, it will incur the 100% penalty and will pay the increased amount out of production, as described above.*

       Based upon the Company's budget and current information, management believes existing cash, available facilities, Lonrho commitments, net proceeds from the sale of Opon gas and the Funding Agreement will be sufficient to finance the Company's known obligations (the pipeline and related facilities, estimated completion expenses of the Opon No. 6 well, estimated drilling and completion expenses of the Opon No. 14 well, overhead obligations unrelated to capital projects and other business activities) during fiscal 1998.* However, management believes the Company will need additional cash to participate in the drilling of additional wells in Colombia and/or to participate in other capital projects.* If the Company becomes obligated for the drilling of an additional well, or other capital projects, the Company has the option to not participate in some or all of the capital projects.* In management's view, use of this election would be a last resort to preserve the Company's existing interest in the Opon Contract area because substantial penalties would be incurred by not participating.

       Cash flow from operations which commenced in December 1997 is not expected to be a source of free funds since pursuant to the Funding Agreement, Amoco receives the proceeds from the first 80 million cubic feet of gas and associated liquids.* Any additional free cash flow is committed to existing loan obligations. Management is reviewing several options for raising funds including sale of the Company's 15.4% interest in the pipeline.* Management continues to pursue discussions with a number of financial institutions regarding debt or equity financing of the Company's future obligations for the Opon project but has received no commitments.* Additional deliverability from current drilling projects and adequate production capability through the pipeline infrastructure will be important factors in obtaining third party financing.* In the interim, the Company must continue to rely on the financial support of Lonrho.* While the Company will continue to seek permanent financing in the near-term, there can be no assurance that the Opon Project will be successfully developed or that additional debt or equity funds will become available.* Furthermore, the success of the Opon No. 14 well is critical to obtaining third party financing (either debt or equity) and for the decision by the associate parties to the Opon Contract to continue the development of the Opon project.*



       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          HONDO OIL & GAS COMPANY

                     CONSOLIDATED FINANCIAL STATEMENTS

                             SEPTEMBER 30, 1997



                       INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE
                                                                       ----

  Report of Independent Auditors                                         32


  Financial Statements:
    Consolidated Balance Sheets as of
      September 30, 1997 and 1996                                        33

    Consolidated Statements of Operations for the years ended
      September 30, 1997, 1996 and 1995                                  34

    Consolidated Statements of Shareholders' Equity (Deficit)
      for the years ended September 30, 1997, 1996 and 1995              35

    Consolidated Statements of Cash Flows for the years ended
      September 30, 1997, 1996 and 1995                                  36

    Notes to Consolidated Financial Statements                           37


  Supplementary Information about Oil and Gas Producing Activities
    and Reserves (Unaudited)                                             56

<AUDIT-REPORT>
                       REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Hondo Oil & Gas Company


We have audited the accompanying consolidated balance sheets of Hondo Oil & Gas Company as of September 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hondo Oil & Gas Company at September 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                      /s/ ERNST & YOUNG LLP



Denver, Colorado
November 21, 1997,
except for Note 5 as to which the date is December 18, 1997






</AUDIT-REPORT>

                          HONDO OIL & GAS COMPANY
                        CONSOLIDATED BALANCE SHEETS
                  (In Thousands Except Share Information)


                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents                            $1,019         $374
  Accounts receivable, net of allowances
    of $44 and $332, respectively                         296          317
  Prepaid expenses and other                                1           79
                                                   -----------  -----------
    Total current assets                                1,316          770

Properties, net (Note 3)                               40,612       21,248
Net assets of discontinued operations (Note 12)         2,137        2,202
Other assets                                              865          320
                                                   -----------  -----------
                                                      $44,930      $24,540
                                                   ===========  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                     $3,464       $2,849
  Current portion of long-term debt (Note 5)              265          738
  Accrued expenses and other (Note 4)                   3,421        2,292
                                                   -----------  -----------
    Total current liabilities                           7,150        5,879

Long-term debt, including $99,943 and
  $80,109, respectively, payable to a
  related party (Note 5)                              102,903       83,334
Funding agreement (Note 6)                             22,788       11,513
Other liabilities, including $3,407 and
  $2,411, respectively, payable to a
  related party (Note 7)                                5,262        4,705
                                                   -----------  -----------
                                                      138,103      105,431

Contingent liabilities (Notes 10 and 12)

Shareholders' equity (deficit) (Notes 5 and 8):
  Preferred stock                                          --           --
  Common stock, $1 par value, 30,000,000 shares
    authorized; shares issued and outstanding:
    13,788,424 and 13,776,194, respectively            13,788       13,776
  Additional paid-in capital                           53,675       53,581
  Accumulated deficit                                (160,636)    (148,248)
                                                   -----------  -----------
                                                      (93,173)     (80,891)
                                                   -----------  -----------
                                                      $44,930      $24,540
                                                   ===========  ===========






The accompanying notes are an integral part of these financial statements.

                                 HONDO OIL & GAS COMPANY
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands Except Share and Per Share Data)


                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
REVENUES
Sales and operating revenue                                $4           $2          $23
Other income                                               25          110           23
                                                   -----------  -----------  -----------
                                                           29          112           46
                                                   -----------  -----------  -----------

COSTS AND EXPENSES
Operating costs                                           575          169           47
Depreciation, depletion, and amortization                 230          156          266
Overhead, Colombian operations                          2,183        2,576          119
General and administrative                              1,582        1,779        1,608
Exploration costs                                          27        1,769          169
Interest on indebtedness including $6,222,
  $4,786 and $4,659, respectively, to a
  related party (Note 5)                                6,222        5,009        4,680
Loss on sale of assets                                     --            6           --
                                                   -----------  -----------  -----------
                                                       10,819       11,464        6,889
                                                   -----------  -----------  -----------
Loss from continuing operations
  before income taxes                                 (10,790)     (11,352)      (6,843)
Income tax expense (benefit) (Note 9)                      (2)           5          113
                                                   -----------  -----------  -----------
Loss from continuing operations                       (10,788)     (11,357)      (6,956)

Loss from discontinued operations (Note 12)            (1,600)      (1,300)      (4,950)
                                                   -----------  -----------  -----------
Net Loss                                             $(12,388)    $(12,657)    $(11,906)
                                                   ===========  ===========  ===========

Loss per share:
  Continuing operations                                $(0.78)      $(0.83)      $(0.53)
  Discontinued operations                               (0.12)       (0.10)       (0.37)
                                                   -----------  -----------  -----------
  Net loss per share                                   $(0.90)      $(0.93)      $(0.90)
                                                   ===========  ===========  ===========

Weighted average common shares outstanding         13,780,963   13,672,722   13,171,049




The accompanying notes are an integral part of these financial statements.

                                       HONDO OIL & GAS COMPANY
                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (In Thousands Except Common Shares)


                                                         Common Stock                      Retained
                                                   ------------------------  Additional    Earnings
                                                                               Paid-In   (Accumulated
                                                     Shares       Amount       Capital     Deficit)
                                                   -----------  -----------  -----------  -----------
Balance at October 1, 1994                         13,032,276      $13,032      $43,972    $(123,685)
  Purchase of interest in Opon Association
    Contract with common stock (Note 3)                44,438           44          845           --
  Payment of interest with common stock (Note 5)      189,080          189        2,104           --
  Exercise of stock options (Note 8)                  157,584          158        1,883           --
  Net loss                                                 --           --           --      (11,906)
                                                   -----------  -----------  -----------  -----------
Balance at September 30, 1995                      13,423,378       13,423       48,804     (135,591)

  Payment of interest with common stock (Note 5)      319,316          319        4,423           --
  Exercise of stock options (Note 8)                   33,500           34          354           --
  Net loss                                                 --           --           --      (12,657)
                                                   -----------  -----------  -----------  -----------
Balance at September 30, 1996                      13,776,194       13,776       53,581     (148,248)

  Payment of liabilities with common stock             12,230           12           94           --
  Net loss                                                 --           --           --      (12,388)
                                                   -----------  -----------  -----------  -----------
Balance at September 30, 1997                      13,788,424      $13,788      $53,675    $(160,636)
                                                   ===========  ===========  ===========  ===========






The accompanying notes are an integral part of these financial statements.

                                       HONDO OIL & GAS COMPANY
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (In Thousands)


                                                                         For the years ended
                                                                -------------------------------------
                                                                            September 30,
                                                                   1997         1996         1995
                                                                -----------  -----------  -----------
Cash flows from operating activities:
  Pretax loss from continuing operations                          $(10,790)    $(11,352)     $(6,843)
  Adjustments to reconcile pretax loss from continuing
    operations to net cash used by continuing operations:
    Depreciation, depletion and amortization                           230          156          266
    Loss on sale of assets                                              --            6           --
    Accrued interest added to long-term debt                         5,261           34        2,385
    Accrued interest paid with common stock                             --        4,742        2,292
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable                                             21           10          199
        Prepaid expenses and other                                      78          (72)          26
        Other assets                                                  (731)         (12)        (201)
      Increase (decrease) in:
        Accounts payable                                               230        1,189          159
        Accrued expenses and other                                     (40)          --          123
        Funding agreement                                            1,961        3,361          275
        Other liabilities                                             (118)        (178)        (357)
                                                                -----------  -----------  -----------
      Net cash used by continuing operations                        (3,898)      (2,116)      (1,676)
      Net cash used by discontinued operations                        (366)        (210)        (473)
                                                                -----------  -----------  -----------
      Net cash used by operating activities                         (4,264)      (2,326)      (2,149)
                                                                -----------  -----------  -----------
Cash flows from investing activities:
  Sale of assets                                                        --            1        4,804
  Capital expenditures                                              (8,926)        (913)      (2,021)
                                                                -----------  -----------  -----------
      Net cash provided (used) by investing activities              (8,926)        (912)       2,783
                                                                -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from long-term borrowings                                14,600        1,825        3,175
  Principal payments on long-term debt                                (765)        (235)      (5,220)
  Issuance of stock                                                     --          251        2,041
                                                                -----------  -----------  -----------
      Net cash provided (used) by financing activities              13,835        1,841           (4)
                                                                -----------  -----------  -----------

Net increase (decrease) in cash and cash equivalents                   645       (1,397)         630

Cash and cash equivalents at the beginning of the year                 374        1,771        1,141
                                                                -----------  -----------  -----------
Cash and cash equivalents at the end of the year                    $1,019         $374       $1,771
                                                                ===========  ===========  ===========

Refer to Notes 3 and 6 for descriptions of non-cash transactions.



The accompanying notes are an integral part of these financial statements.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


1)  Nature of Business
    ------------------

    Hondo Oil & Gas Company ("Hondo Oil" or "the Company") is an independent oil and gas exploration and development company. The Hondo Company owns 62.7% of Hondo Oil & Gas Company. Lonrho Plc ("Lonrho"), a publicly-traded English company and the Company's primary lender, owns 100% of The Hondo Company and owns an additional 5.7% of the Company through another wholly-owned subsidiary. In total, Lonrho controls 68.4% of the Company's outstanding shares.

    During 1991 the Company adopted plans of disposal for its refining and marketing and real estate operations. Substantially all of the refining and marketing assets were sold in 1993. Following the sale of substantially all of its domestic oil and gas properties in 1992, the Company's sole continuing business activity is exploitation of an oil and gas concession in Colombia, South America.

    The Company's wholly-owned subsidiary, Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), became involved in the Opon Association Contract (the "Opon Contract") in Colombia in 1991. Amoco Colombia Petroleum Company ("Amoco Colombia") earned an interest in the Opon Contract through a Farmout Agreement executed in 1993. Amoco Colombia, Hondo Magdalena, and Opon Development Company presently have working interests of approximately 60%, 31%, and 9%, respectively. The Colombian national oil company, Ecopetrol, has the right to acquire 50% of the Opon Contract when commerciality is declared and will reimburse the associate parties (out of future production) for 50% of the direct exploration costs. In 1995, Ecopetrol agreed to include certain costs related primarily to construction of a pipeline and wellsite facilities in the commercial area, and to pay cash for its share of those costs. Commerciality was declared for a portion of the Contract area in May 1996 and Ecopetrol reimbursed the associate parties for its share of the above described costs in September 1996 (See Note 6). Subsequent to the declaration of commerciality, the Company's share of costs for activities within the commercial area is approximately 15%.

    Amoco Colombia was obligated by the 1993 Farmout Agreement to fund all but $2,000 of Hondo Magdalena's share of drilling and related costs during the drilling of two exploration wells and to make certain payments to Hondo Magdalena. Amoco Colombia spent approximately $56,500 to drill the first two exploratory natural gas wells in 1994 and 1995. The combined results of production tests of these wells indicate they will produce at a daily rate of 103 million cubic feet of natural gas and 3,900 barrels of condensate. The Company was able to attribute proved reserves to this discovery as of September 30, 1996 following completion of negotiations for sales of the discovered hydrocarbons. As more fully described in Note 6, Amoco Colombia agreed to finance the Company's share of costs to build a natural gas pipeline, construct wellhead facilities, and acquire seismic data, including related overhead. Acquisition of the seismic data was completed during fiscal 1996, and construction of the pipeline and related wellhead facilities was completed during fiscal 1997. The Company began earning revenue in December 1997.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


1)  Nature of Business (continued)
    ------------------------------

    A third well was drilled during fiscal 1997. In April and May 1997, several mechanical problems were encountered during the completion and testing of the third well. Further work on the well has been suspended until a plan has been finalized (estimated to occur in January 1998). Drilling of a fourth well commenced in October 1997. Both of the third and fourth wells are located in the non-commercial portion of the concession, therefore, Ecopetrol does not pay a share of the drilling costs.

    As more fully described in Note 6, a substantial portion of the Company's revenue is pledged to repayment of the Funding Agreement. Cash from operations after Funding Agreement repayments will not be sufficient to fund Colombian operating costs and capital expenditures, and U.S. overheads, during fiscal 1998. Based upon the Company's budget, management believes existing facilities and further commitments from Lonrho and the Funding Agreement will be sufficient to finance the Company's known cash requirements during fiscal 1998. The Company will require significant additional funding for the continued development of the Opon Contract area and repayment of the Funding Agreement subsequent to fiscal 1998. The Company has the option to not participate in some or all of the Opon capital projects which may be proposed in the future and the option to allow the Funding Agreement to be repaid entirely from production. However, substantial penalties would be incurred by choosing either of these alternatives.

    The Company continues to be dependent on its majority shareholder, Lonrho Plc, to fund its future cash needs. Management believes that outside financing will not be forthcoming until Opon 14 is successfully completed in the spring of 1998. Obtaining permanent financing for development of the Company's Opon project is vital to the Company's ability to successfully exploit this concession in the future. There can be no assurance that the Opon Project will be successfully developed or that additional debt or equity funds will become available.


2)  Summary of Significant Accounting Policies
    ------------------------------------------

    (a) Basis of Consolidation and Presentation
        ---------------------------------------

    The consolidated financial statements of Hondo Oil include the accounts of all subsidiaries, all of which are wholly owned. All significant intercompany transactions have been eliminated.

    In 1991, the Company adopted plans of disposal for its refining and marketing and its real estate segments, respectively. Accordingly, the results of operations and the net assets of the discontinued segments have been reclassified to discontinued operations for all periods presented. Assets of discontinued operations are recorded at the lower of cost or net realizable value. Refer to Note 12.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (b) Cash Equivalents
        ----------------

    Cash equivalents represent highly liquid investments with original maturities of three months or less.

    (c) Oil and Gas Properties
        ----------------------

    Oil and gas properties are accounted for using the successful efforts method. Under this method, property acquisition costs are capitalized when incurred. Exploratory geological and geophysical costs and general and administrative costs, including salaries, are expensed as incurred. The Company capitalizes interest expense for individual capital projects requiring more than three months for completion and costing more than $1,000. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have found proved reserves. If proved reserves are not discovered, such dry hole costs are expensed. All developmental drilling costs, including those for unsuccessful wells, are capitalized.

    Acquisition costs of unproved properties which are considered to be individually significant are periodically assessed for impairment on a property-by-property basis. Individually insignificant properties are assessed for impairment as a group. Any decline in value is included in the statement of operations in exploration costs.

    Intangible drilling and development costs and tangible equipment are depleted by the units-of-production method using proved developed reserves on a field basis. Leasehold costs are also depleted on a field basis using total proved reserves. Estimates of proved reserves are based upon reports of independent petroleum engineers.

    (d) Other Fixed Assets
        ------------------

    Other fixed assets are recorded at historical cost and are depreciated by the straight-line method using useful lives of 7 to 10 years.

    (e) Earnings Per Share
        ------------------

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. Under the new requirements, the dilutive effect of stock options is to be excluded from the primary earnings per share computation. The Company has incurred losses in each of the periods covered in these financial statements, thereby making the inclusion of stock options in the primary earnings per share computation antidilutive. Accordingly, stock options have already been excluded from the primary earnings per share computation and previously reported primary earnings per share amounts do not need to be restated. Fully diluted per share amounts are the same as primary per share amounts and, accordingly, are not presented.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (f) Income Taxes
        ------------

    The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting For Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on reversals of differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted effective tax rates and laws that will be in effect when the differences are expected to reverse.

    Investment tax credits are accounted for by the flow-through method which recognizes related benefits in the year realized.

    (g) Loan Fees
        ---------

    Capitalized loan fees pertaining to long-term loans are included in other assets. The loan fees are stated at cost and are amortized by the straight-line method, which approximates the level yield method, over the life of the related loan.

    (h) Foreign Currency Translation
        ----------------------------

    The Company's Colombian business is conducted in a highly inflationary economic environment. Accordingly, the financial statements of the Company's foreign subsidiary are remeasured as if the functional currency were the U.S. dollar using historical exchange rates. Exchange gains and losses, which have been immaterial to date, are included in operating costs.

    (i) Use of Estimates
        ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (j) Fair Value of Financial Instruments
        -----------------------------------

    SFAS Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosures of fair value information about financial instruments for which it is practicable to estimate that value. The Company's financial instruments include: cash and cash equivalents, receivables, accounts payable, long-term debt, the Funding Agreement, and certain other long-term liabilities. Disclosures of fair values determined in accordance with SFAS No. 107 are included in Notes 5, 6, and 7. The Company believes that the recorded values approximate fair values for financial instruments for which no separate disclosure of fair value is made.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (k) Stock Option Valuation
        ----------------------

    The Company implemented the disclosure requirements of SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation as of September 30, 1997. The Statement gives companies the option to either follow fair value accounting or to continue to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. The Company has elected to continue to follow APB No. 25 for recognition of expense from stock options and stock-based awards. Therefore, implementation of the Statement had no impact on results of operations for any of the years reported.

    (l) Reclassifications
        -----------------

    Certain reclassifications have been made to the prior years' amounts to make them comparable to the fiscal 1997 presentation. These additional changes had no impact on previously reported results of operations or shareholders' equity (deficit).


3)  Properties
    ----------

    Properties, at cost, consist of the following:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Oil and gas properties (Colombia):
      Proved                                          $11,923      $11,803
      Accumulated depletion, depreciation
        and amortization                                   --           --
                                                   -----------  -----------
                                                       11,923       11,803
                                                   -----------  -----------
    Other properties - Colombia:
      Wellsite facilities                               4,689        2,039
      Pipelines                                        12,061        5,398
      Wells in progress                                11,821        1,858
    Other properties - domestic
      Other fixed assets                                  323          311
      Accumulated depreciation                           (205)        (161)
                                                   -----------  -----------

                                                      $40,612      $21,248
                                                   ===========  ===========

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


3)  Properties (continued)
    ----------------------

    The balance of wells in progress includes non-cash increases of $674 and $1,225 which were accrued in accounts payable as of September 30, 1997 and 1996, respectively. The Company capitalized interest of $782 and $180 in the balance of wells in progress for the years ended September 30, 1997 and 1996, respectively. The balances of wellsite facilities and pipelines include non-cash increases of $6,538 and $7,968 for 1997 and 1996, respectively, which were charged to the Funding Agreement (Note 6). The balances of wells in progress, wellsite facilities and pipelines include a non-cash decrease of $2,916 for 1996 pertaining to amounts due from Ecopetrol under the commerciality declaration (See Note 1), of which $2,629 had been collected and applied to the Funding Agreement as of September 30, 1997. The balance of $287 was retained by Ecopetrol subject to completion of an audit and is included in accounts receivable as of September 30, 1997.

    Total costs incurred (both capitalized and expensed) in Colombia for oil and gas producing activities were:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Property acquisition costs (a)                        $--          $38         $889
                                                   ===========  ===========  ===========
    Exploration costs                                 $10,051       $3,731         $169
                                                   ===========  ===========  ===========
    Development costs                                  $2,709       $2,558         $190
                                                   ===========  ===========  ===========

    (a) In September 1995, the Company acquired an additional 0.88875% interest in the Opon Contract by the issuance of 44,438 shares of its common stock.


4)  Accrued expenses
    ----------------

    Accrued expenses consist of the following:
                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Refining and marketing costs (Note 12)             $3,198       $2,028
    Other                                                 223          264
                                                   -----------  -----------
                                                       $3,421       $2,292
                                                   ===========  ===========

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


5)  Long-Term Debt
    --------------

    Long-term debt consists of the following:           September 30,
                                                      1997         1996
                                                   -----------  -----------
    Notes payable to Lonrho Plc (a),(b):
      Note A (c)                                       $3,479       $3,277
      Note B (c)                                        4,535        4,271
      Note C (a),(d)                                   38,577       36,361
      Note D (d)                                       33,126       31,200
      Note E (e)                                        5,294        5,000
      Note F (f)                                       14,932           --
    Pollution Control Revenue Bonds (g)                 2,225        2,475
    Industrial Development Revenue Bonds (g)            1,000        1,000
    Other                                                  --          488
                                                   -----------  -----------
                                                      103,168       84,072
    Less current maturities                              (265)        (738)
                                                   -----------  -----------

                                                     $102,903      $83,334
                                                   ===========  ===========

    Maturities are as follows for the years ending September 30:
    1998                                                 $265
    1999                                               93,812
    2000                                                1,898
    2001                                                1,918
    2002                                                1,938
    Thereafter                                          3,337
                                                   -----------
                                                     $103,168
                                                   ===========


    (a) In December 1997, the Company and Lonrho agreed to defer commencement of principal amortization for Notes A through E. The descriptions in
        (b) through (e) below reflect the revisions. As consideration for extensions and certain other financial undertakings received from Lonrho in 1996, the Company granted to Lonrho a security interest in all of the shares of Hondo Magdalena and agreed to give Lonrho an option to convert $13,500 of Note C into the Company's common stock at a rate of $12.375 per share. The portion of the debt that may be converted into common stock will not be secured by the pledge of the Hondo Magdalena shares. In 1997, as consideration for extension of the term of Note F and the granting of $7,000 additional credit thereunder, the Company gave Lonrho an option to convert another $7,000 of Note C into the Company's common stock at a rate of $7.70 per share. The debt will be convertible at Lonrho's option at any time prior to maturity. The option to convert the debt into common stock given in 1997 will be subject to shareholder approval at the Company's 1998 annual meeting. If the conversion option is not approved by the shareholders, the interest rate on the $7,000 will revert to 13.5%, the rate of interest on such debt prior to the 1993 restructuring.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)

5)  Long-Term Debt (continued)
    --------------------------

    (b) The following terms apply to Notes A through E:
        (1) Interest is payable semiannually at a rate of 6%.
        (2) If management determines sufficient cash is not available to pay interest, management may offer to issue the Company's unregistered stock valued at the American Stock Exchange closing price on the interest due date as payment in kind. Lonrho may choose to either add the accrued interest to the balance of the debt outstanding or accept the payment in kind. The Company has an obligation to register any shares issued in connection with the above if so requested by Lonrho.
        (3) Accrued interest of $3,407, $2,823, $2,411 and $2,354 has been added to the outstanding debt as of October 1, 1997, April 1, 1997, October 1, 1996, and October 1, 1994, respectively. Accrued interest of $2,375, $2,367 and $2,293 has been paid by the issuance of 197,944, 121,372 and 189,080 shares, respectively, of the Company's common stock for amounts due on April 1, 1996, October 1, 1995 and April 1, 1995, respectively.
        (4) As consideration for past deferrals of interest and principal payments due under the terms of the first four notes, the Company has granted Lonrho Plc a 5% share of the Company's net profits, as defined, under the Opon Contract. Following repayment of these notes, Lonrho's entitlement will be reduced by half.
        (5) If the Company does not furnish to Lonrho by October 1, 1998 a report that shows an increase in proved gas reserves of 13,000,000 mcf, then Lonrho has the right to declare Notes A through E in default and demand payment.

    (c) Notes A and B are secured by mortgages on the Company's real estate included in discontinued operations. Absent repayment in full as a result of the sale of the securing real estate, principal amortization in ten equal semiannual installments will commence January 15, 1999. Note A is secured by the Company's Via Verde Bluffs real estate. Note B is secured by the Company's Valley Gateway real estate.

    (d) Notes C and D are secured by the Company's Valley Gateway real estate. Notes C and D are due January 15, 1999 and are subordinated to the Company's other indebtedness existing at September 30, 1997.

    (e) In October 1994, the Company received $4,800, net of withholding taxes, from Amoco Colombia under the terms of the Farmout Agreement (See Note 1). Also in October 1994, the Company paid $5,000 to Lonrho Plc to reduce the balance of Note D and the related interest expense. At the same time, Lonrho Plc made available $5,000 in the form of a new facility loan to be drawn as needed by the Company. The Company drew $3,175 of this facility loan during 1995 and the remaining $1,825 during 1996. Note E is due January 15, 1999.

    (f) In June 1996, Lonrho Plc agreed to provide the Company an additional facility loan of $13,500 at a rate of 13%, payable semiannually. In July 1997, the loan was amended to extend the maturity date to January 1, 1999 and revise the amount available to $20,500. The provisions for payment of interest with the Company's common shares described in
        (b)(2) above apply to this loan. The loan is secured by free cash flow, as defined, from Hondo Magdalena's operations. The Company drew $14,600 during fiscal 1997 and additional amounts of $1,700 and $1,400 in October and December 1997, respectively.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


5)  Long-Term Debt (continued)
    --------------------------

    (g) Both issues of these tax-exempt bonds were issued under the authority of the California Pollution Control Financing Authority. The Pollution Control Revenue bonds bear interest at an average rate of 6.15%, payable semiannually, and mature serially through November 1, 2003. The Industrial Development Revenue Bonds bear interest at a rate of 7.5%, payable semiannually, and mature September 1, 2011.
        Both bond issues are collateralized by certain refinery facilities and equipment located at Valley Gateway and the Fletcher refinery. The collateral at the Fletcher refinery is leased to the buyer for a nominal annual fee. The trustee of the bonds was notified of changes to the collateral in 1993 and the trustee has not taken any action to declare a breach of covenant or a default. The Company routinely communicates with the Trustee and has received no indication that the Trustee is contemplating any such action.

    According to the terms of the various credit agreements, the Company is restricted in its ability to: (a) incur additional debt; and (b) pay dividends on and/or redeem capital stock.

    Hondo Oil paid interest of $219, $234 and $248 for the years ended September 30, 1997, 1996 and 1995, respectively. In accordance with the provisions of SFAS No. 107, the Company has estimated the fair value of its long-term debt to be $97,414 as of September 30, 1997 using a discount rate of 13%.


6)  Funding Agreement
    -----------------

    Effective July 26, 1995, Hondo Magdalena, Amoco Colombia, and Opon Development Company entered into a Funding Agreement for Tier I Development Project costs (the "Funding Agreement") for the interim financing of costs associated with the construction of a pipeline from the Opon Contract area, certain wellsite facilities, a geological and geophysical work program, and for related overheads. The Funding Agreement provides that Hondo Magdalena may repay the amounts financed by Amoco Colombia from prior to the date of first production until 365 days thereafter, along with an equity premium computed using a 22% annualized interest rate. The equity premium will be computed monthly on Hondo Magdalena's share of expenditures (including any amounts to be recouped from Ecopetrol after commerciality). Alternatively, from the date of first production until 90 days thereafter, Hondo Magdalena may elect to repay 125% of its share (excluding any amounts to be recouped from Ecopetrol after commerciality) of the total costs accumulated up to the date of repayment. If the financed amounts are not repaid within 365 days after the date of first production, an additional penalty of 100% of the amount then due would be recovered out of Hondo Magdalena's revenues. Hondo Magdalena's revenues from production of the first 80 million cubic feet of natural gas and related condensate and natural gas liquids are pledged to secure its obligations under the Funding Agreement.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


6)  Funding Agreement (continued)
    -----------------------------

    The Company has accrued equity premiums computed in accordance with the 22% annualized interest rate option. Equity premiums of $2,774, $1,262 and $57 related to the financed pipeline costs and wellsite facilities have been capitalized for the years ended September 30, 1997, 1996 and 1995, respectively. The remainder of the equity premiums accrued to date, relating to the financed geological and geophysical work and overheads, have been expensed.

    The balance of the Funding Agreement consists of the following:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Outstanding principal                             $17,566       $9,771
    Equity premiums                                     5,222        1,742
                                                   -----------  -----------
                                                      $22,788      $11,513
                                                   ===========  ===========

    The balance of the Funding Agreement was reduced by $2,629 in September 1996 by application of the Company's share of payments from Ecopetrol arising from the declaration of commerciality (Note 1).

    In accordance with the provisions of SFAS No. 107, the Company has estimated the fair value of the Funding Agreement to be $24,690 as of September 30, 1997 using a discount rate of 13%.


7)  Other Liabilities
    -----------------

    Other liabilities consist of the following:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Interest payable to Lonrho Plc (Note 5)            $3,407       $2,411
    City of Long Beach (a)                              1,594        1,533
    Other                                                 261          761
                                                   -----------  -----------
                                                       $5,262       $4,705
                                                   ===========  ===========

    (a) Due January 1, 1999 together with interest accrued at 6%. In accordance with the provisions of SFAS No. 107, the Company has estimated the fair value of this liability to be $1,462 as of September 30, 1997 using a discount rate of 13%.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


8)  Shareholders' Equity
    --------------------

    In addition to its common shares, the Company has authorized 10,000,000 shares of one dollar par value preferred stock. No preferred shares have been issued as of September 30, 1997.

    The Company has a stock option plan under which options to purchase common shares of the Company are granted to certain officers, directors and key employees. The options are priced equal to or greater than the market price in effect at the date of grant. Accordingly, no compensation expense is recognized in connection with this plan. Generally, options granted under the plan have a term of five years, are half vested after six months of service and are fully vested after eighteen months of service. As of September 30, 1997 and 1996 additional options of 94,000 and 15,000, respectively, were available for future grants under the stock option plan.

    The information for 1995 in the table below includes the exercise of 74,700 options priced at $19.00 per share originating from the Company's terminated 1982 Stock Option Plan. The Company granted an option for 25,000 shares at $7.50 per share to a former officer in March 1995. The option was not granted under a stock option plan and was priced less than the market price at date of grant. Compensation of $138 was included in general and administrative expense at the date of grant. The option was exercised during 1996. All other reported options originate from the Company's 1993 Stock Incentive Plan.

    As required by SFAS 123 "Accounting for Stock-Based Compensation," the Company has determined the fair value of options granted in 1997 and 1996 and the pro forma effect on net loss and net loss per share as if compensation expense equal to that fair value had been recorded. The fair value at date of grant was determined using the Black-Scholes option pricing model and the assumptions listed in the table below. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, management believes the model used does not necessarily provide a reliable single measure of the fair value of its stock options. The estimated fair value of an option is included in pro forma expense as it vests. Therefore, as required by the transition provisions of SFAS 123, options granted in 1995 and vesting in 1996 were not valued and were not included in the pro forma computations.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


8)  Shareholders' Equity (continued)
    --------------------------------

    The following table summarizes information relative to stock options outstanding:

    <HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------

    Options outstanding - beginning of year           218,232      187,732      220,316
      Granted                                          58,000       64,000      125,000
      Exercised                                            --      (33,500)    (157,584)
                                                   -----------  -----------  -----------
    Options outstanding - end of year                 276,232      218,232      187,732
                                                   ===========  ===========  ===========

    Options exercisable - end of year                 186,232      154,232      137,732

    Weighted-average exercise prices:
      Options outstanding - beginning of year          $12.57       $11.14       $11.40
      Granted
        Contractual price                               $9.00       $14.13       $12.96
        Fair value price                                $3.99        $6.24           NA
      Exercised                                            NA        $7.50       $12.95
      Options outstanding - end of year                $11.82       $12.57       $11.14
      Options exercisable - end of year                $12.30       $11.93        $9.98

    End of year - outstanding options:
      Low exercise price                                $7.50        $7.50        $7.50
      High exercise price                              $14.63       $14.63       $14.63
      Average remaining contractual life (years)         2.81         3.32         3.29

    Fair value of options granted:
      Net loss - as reported                         $(12,388)    $(12,657)          NA
      Net loss - pro forma                           $(12,630)    $(12,773)          NA
      Loss per share - as reported                     $(0.90)      $(0.93)          NA
      Loss per share - pro forma                       $(0.92)      $(0.93)          NA

    Assumptions for fair value determination:
      Expected life (years)                              3.56         3.56           NA
      Volatility                                         0.52         0.52           NA
      Interest rate                                      6.41%        6.30%          NA
      Dividend yield                                     0.00%        0.00%          NA

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


9)  Income Taxes
    ------------

    Income tax expense (benefit) reported in the statements of operations is comprised entirely of current income taxes paid (received) in Colombia. Significant components of the Company's deferred tax assets and liabilities are as follows:
                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------
    Deferred tax assets, long-term:
      Domestic net operating loss carryforwards       $44,953      $43,734
      Foreign income tax basis of
        capitalized assets in excess of
        financial reporting basis                       1,178        1,432
      Income tax basis of real estate in
        excess of financial reporting basis             1,991        1,965
      Financial reporting basis of accrued
        liabilities in excess of tax basis              1,311        1,045
      Valuation allowances                            (48,850)     (47,467)
                                                   -----------  -----------
                                                          583          709
                                                   -----------  -----------
    Deferred tax liabilities, long-term:
      Foreign income tax depreciation in
        excess of financial reporting
        depreciation                                      583          709
                                                   -----------  -----------
                                                          583          709
                                                   -----------  -----------
    Net deferred tax liability                            $--          $--
                                                   ===========  ===========

    The differences between income tax expense (benefit) from continuing opera-tions and the amount computed by applying the statutory Federal income tax rate to loss from continuing operations before income taxes are as follows:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Benefit computed at the effective
      statutory rate                                  $(4,273)     $(4,499)     $(2,365)
    Nondeductible interest                              2,468        1,425           --
    Losses from foreign operations                        999        1,919          215
    Foreign income tax expense                             (2)           5          113
    Net operating loss for which no benefit
      is recognized                                       806        1,155        2,150
                                                   -----------  -----------  -----------
                                                          $(2)          $5         $113
                                                   ===========  ===========  ===========

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


9)  Income Taxes (continued)
    ------------------------

    At September 30, 1997, the Company had the following domestic net operating loss and investment tax credit carryforwards:

<HEADING>
                                                                Alternative
                                                     Tax Net    Minimum Net  Investment
                                                    Operating   Tax Operating    Tax
    Year of Expiration                                Loss         Loss        Credit
    ------------------                             -----------  -----------  -----------
    Consolidated Carryforwards:
      2003                                             $3,166           --
      2004                                             12,469      $10,917
      2005                                              2,803           --
      2006                                             26,755       22,155
      2007                                             15,807       30,041
      2008                                             25,551       23,919
      2009                                             13,115       14,517
      2010                                              7,616        7,620
      2011                                              3,388        3,393
      2012                                              2,818        2,818
                                                   -----------  -----------
                                                     $113,488     $115,380
                                                   ===========  ===========

    Separate Carryforwards (a)
      1998                                                 --           --         $144
      1999                                                 --           --          210
      2000                                            $12,397      $12,397           74
      2002                                              6,101        6,101           --
      2003                                              6,714       10,715           --
                                                   -----------  -----------  -----------
                                                      $25,212      $29,213         $428
                                                   ===========  ===========  ===========

    (a) These separate carryforwards can only be used against future income and tax liabilities of the company within the consolidated group which generated the carryforwards.

    In conjunction with the sale of the Fletcher refinery in 1993 as described in Note 12, unrestricted net operating loss carryforwards of $59,658 and separate net operating loss carryforwards of $23,983 pertaining to the Fletcher refinery were reattributed to Hondo Oil.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


10) Contingent liabilities
    ----------------------

    The Company is involved in a number of legal and administrative proceedings incident to the ordinary course of its business. In the opinion of management, any liability to the Company relative to the various proceedings will not have a material adverse effect on the Company's operations or financial condition.

    The Company is subject to various environmental laws and regulations of the United States and Colombia. As is the case with other companies engaged in similar industries, the Company faces exposure from actual or potential claims and lawsuits involving environmental matters. These matters may involve alleged soil and water contamination and air pollution. The Company's policy is to accrue environmental and clean-up costs when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. However, future environmental related expenditures cannot be reasonably quantified in many circumstances due to the conjectural nature of remediation and clean-up cost estimates and methods, the imprecise and conflicting data regarding the characteristics of various types of waste, the number of other potentially responsible parties involved, and changing environmental laws and interpretations. Management believes the reduced scope of the Company's operations following the sale of the Company's domestic oil and gas properties and the Fletcher refinery have significantly reduced the Company's potential exposure to environmental liability, including potential Superfund claims against Fletcher, which liability, in the opinion of management, is not material.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


11) Segment information
    -------------------

    The Company's operations are concentrated in one industry segment, the exploration for and production of reserves of oil and natural gas. Since 1992, the Company's continuing activities have been limited to exploration for oil and gas reserves located in Colombia. The Company has no foreign sales and no export sales in the reported periods, but has begun producing its reserves in fiscal 1998. The Company currently has two contracts for the sale of its production in place. These two customers, Ecopetrol and Termosantander (an affiliate of Amoco Corporation separate from the Company's partner in Opon), will comprise 100% of the Company's revenue. Information segregating the Company's continuing domestic and foreign operations is as follows:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Sales and operating revenue:
      United States                                        $1           $2          $23
      Foreign                                               3           --           --
                                                   -----------  -----------  -----------
                                                           $4           $2          $23
                                                   ===========  ===========  ===========

    Operating profit (loss):
      United States                                     $(406)        $(45)       $(140)
      Foreign                                          (2,419)      (4,511)        (326)
                                                   -----------  -----------  -----------
      Operating loss                                   (2,825)      (4,556)        (466)
      Loss on sale of assets                               --           (6)          --
      Interest expense                                 (6,222)      (5,009)      (4,680)
      Corporate expense and other                      (1,743)      (1,781)      (1,697)
                                                   -----------  -----------  -----------
      Loss from continuing operations
        before income taxes                          $(10,790)    $(11,352)     $(6,843)
                                                   ===========  ===========  ===========

    Identifiable assets:
      United States                                    $3,247       $2,973       $5,645
      Foreign                                          41,683       21,567       12,753
                                                   -----------  -----------  -----------
                                                      $44,930      $24,540      $18,398
                                                   ===========  ===========  ===========

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


12) Discontinued Operations
    -----------------------

    In 1991, the Company adopted plans of disposal for its refining and marketing and real estate segments. A summary, by segment, of the results of discontinued operations is as follows:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Refining and marketing                            $(1,200)       $(400)       $(650)
    Real estate                                          (400)        (900)      (4,300)
    Income tax expense (benefit)                           --           --           --
                                                   -----------  -----------  -----------
                                                      $(1,600)     $(1,300)     $(4,950)
                                                   ===========  ===========  ===========

    Per share                                          $(0.12)      $(0.10)      $(0.37)
                                                   ===========  ===========  ===========

    In September 1993, the Company executed an agreement for the sale of its Fletcher refinery and its asphalt terminal in Hilo, Hawaii. These assets represented the material portion of the Company's refining and marketing segment. Loss provisions pertaining to the refining and marketing segment of $1,200, $400 and $650 have been required in 1997, 1996 and 1995 for reasons described below.

    The agreement for the sale of Fletcher included a provision allowing the Company to share in the proceeds from the sale of certain components of the refinery equipment which the buyer planned to sell. Based on estimates of a broker of used refinery equipment, the Company recorded $1,000 as the estimated realizable value at the time of the transaction. The buyer and the Company have not succeeded in selling this equipment. In September 1994, the Company reduced the carrying value of the receivable by $600 on the basis of an offer from the buyer for the Company's share of equipment sale proceeds. In September 1996, the Company wrote off the remaining receivable of $400 as uncollectible.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


12) Discontinued Operations (continued)
    -----------------------------------

    In the agreement for the sale of the Fletcher refinery, the Company indemnified the buyer as to liabilities in excess of $300 for certain federal and state excise taxes arising from periods prior to the sale. Fletcher notified the Company in July 1994 that an audit for California Motor Vehicle Fuels Tax was underway and a preliminary review by then Fletcher employees indicated that a significant liability might exist. The Company retained a consultant to evaluate the contingent liability. In September 1994, the Company accrued $1,400 as a result of the consultant's evaluation. An additional $650 was accrued in September 1995, primarily because of increases in the estimated amounts of penalties and interest which could be due. The State of California issued a preliminary report in June 1996 which concluded taxes and penalties of $10,820 were due as a result of the audit. The State of California issued a Notice of Determination in July 1997 reducing the taxes and penalties due to $5,740. Assessed amounts are subject to a process of appeal and further adjustment, which remedies are still being pursued. The buyer notified the Company that it claims indemnity in this matter and in January 1997 filed suit in Superior Court, Los Angeles, California for a declaratory judgment enforcing the indemnity and for other relief. The Company accrued an additional $1,200 in September 1997. The Company has accrued its best estimate of the ultimate liability and believes this is sufficient to provide for the amount that will ultimately be paid based on the information available.

    In 1989, the Company permanently suspended operations at its Newhall refinery because of expectations of continued operating losses. The Company reclassified the cost of Newhall's dismantled properties to the real estate segment. All costs incurred subsequent to 1989 have been charged against previously established loss provisions. In 1993, the Company suspended execution of a development plan for the property, now referred to as Valley Gateway, which included dismantling the refinery, effecting environmental remediation of the land and further developing the land to a condition where it could be sold as land ready for construction. This decision was made as a result of continued declines in the local real estate market and the Company's limited cash resources. Management believed that a sale of the property in its present condition with existing entitlements was the best course of action. The Company has conducted an environmental assessment of the refinery site and a remediation plan for the site has been submitted to the Regional Water Quality Control Board and has received staff approval. The Company estimates that $2.0 million would be incurred in executing the approved remediation plan; however, the Company expects to sell the property without incurring these costs by reducing the purchase price. The Company's estimate of the net realizable value of this property has been reduced by estimated remediation costs in determining the carrying value of the property and therefore the remediation costs will not affect future results of operations.

    In addition to the Valley Gateway property, the Company owns the 11 acre Via Verde Bluffs property, carried at $2,580 and $2,548 at September 30, 1997 and 1996, respectively. Both properties have been listed with brokers since 1994.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


12) Discontinued Operations (continued)
    -----------------------------------

    In 1995 the carrying value of the real estate was reduced by $4,300 as a result of depressed demand in the local market, sale negotiations, and the timing of possible sales. In September 1996, the Company revised its estimate of the realizable value of the Valley Gateway property to zero, resulting in an additional loss provision of $900. This decision was made following three years of unsuccessful efforts to sell the property in its present state and little interest from potential buyers. In September 1997, the Company provided for an additional carrying costs of $400. Management believes it can dispose of the property and any associated liabilities for little or no additional cost.

    Changes in the balance of real estate are as follows:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Beginning balance                                  $2,202       $2,978
      Development and dismantlement costs                  --           --
      Valuation provisions established                   (400)        (900)
      Valuation provisions used                           335          124
                                                   -----------  -----------
    Ending balance                                     $2,137       $2,202
                                                   ===========  ===========

    Remaining acres                                       116          116
                                                   ===========  ===========

    Interest expense included in the losses from discontinued operations pertains only to debt directly attributable to the discontinued segments. Allocations of interest to the real estate operations were $240, $262 and $274 for 1997, 1996 and 1995, respectively.

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)

The following supplemental information regarding the oil and gas activities of Hondo Oil is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission ("SEC") and Statement of Financial Accounting Standards ("SFAS") No. 69, "Disclosures About Oil and Gas Producing Activities." Estimated Reserve Quantities and the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves are presented on the basis of reserve reports prepared by Netherland, Sewell & Associates. Information regarding capitalized costs relating to oil and gas producing activities and costs incurred for property acquisition, exploration, and development activities are included in Note 3 to the consolidated financial statements. SEC rules restrict the disclosure of reserves to proved reserves. Proved reserves are estimated quantities of crude oil, condensate, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves do not include hydrocarbons the recovery of which is subject to reasonable doubt because of uncertainty as to economic factors.

During fiscal 1996, three contracts covering the sale of natural gas, the sale of condensate and natural gas liquids, and the processing of the gas stream were executed with the Colombian national oil company, Ecopetrol. These provide for (i) the sale of 100 million cubic feet of natural gas per day for the life of the concession (July 2015) at the regulated price determined semi-annually by a formula based upon the average price received by Ecopetrol for exported fuel oil during the prior two six-month periods; (ii) the sale of condensate and natural gas liquids at market-related and market-indexed prices; and (iii) the processing of the gas stream at Ecopetrol's El Centro gas processing plant for a fee of $0.20 per thousand cubic feet of gas. In March 1997, a contract was executed for the sale of up to 60 million cubic feet of natural gas per day to an electric generation facility being constructed adjacent to the concession. The contract has not and will not become effective until the sellers determine that there are sufficient reserves to supply natural gas to the purchaser for the life of the contract. An interim one-year agreement has recently been executed to allow deliveries of available gas.

The Company successfully completed drilling of a second well in Colombia in September 1995 and commenced construction of a pipeline and related wellhead facilities for production and transportation of the discovered natural gas and related liquids. Following execution of the first contract described above, the Company reported proved reserves for the first time in it's 1996 Annual Report.

A third well was drilled during fiscal 1997. In April and May 1997, several mechanical problems were encountered during the completion and testing of the third well. Further work on the well has been suspended until a plan has been finalized. Construction of the pipeline and wellhead facilities is complete and production commenced in December 1997. A fourth well is presently being drilled and is expected to be completed in the spring of 1998.

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


Assumptions used in determining proved reserves and future net cash flows are:

- Condensate and natural gas liquid reserves produced in association with the natural gas are a function of the natural gas reserves.
- The Company's share of reserves and future net cash flows is 15.444375%, subject to a royalty of 20% payable to the Colombian government.
- Prices of $18.64 and $21.31 per barrel of condensate and natural gas liquids and $1.09 and $1.20 per million British Thermal Units of natural gas are used in the cash flow projections for September 30, 1997 and 1996, respectively. These prices were determined in accordance with the terms of the executed sales contract described above. Both prices are held constant through the life of the properties. Production costs and capital costs were projected at current price levels.
- Pipeline capital and operating costs are not included in the cash flow projections because these costs will be recovered through pipeline tariffs.


Estimated Reserve Quantities
----------------------------

Proved reserves are estimated quantities of crude oil, condensate, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Estimates of oil and gas proved reserves and production, all located in Colombia, are as follows:
                                                     Oil (a)        Gas
                                                     (MBBLS)      (MMCF)
                                                   -----------  -----------
Proved reserves, October 1, 1995                           --           --
  Revisions in previous estimates                          --           --
  Extensions, discoveries and purchases                 2,337       61,561
                                                   -----------  -----------
Proved reserves, September 30, 1996                     2,337       61,561

  Revisions in previous estimates                        (394)      (9,085)
                                                   -----------  -----------
Proved reserves, September 30, 1997                     1,943       52,476
                                                   ===========  ===========

  (a) All condensate and natural gas liquids.

As of September 30, 1997, 671 mbbls and 18,176 mmcf of the above reserves were classified as proved developed. None of the 1996 reserves were classified as proved developed.

A new interpretation (by the reserve engineers) of the reservoir limits after the drilling of the third well was the primary reason for a downward revision of the proved reserves for fiscal 1997.

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
---------------------------------------------------------------------------
Reserves
--------

The following table sets forth the computation of the standardized measure of discounted future cash flows relating to proved reserves. The standardized measure is the estimated future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from the production of proved reserves based on prices in existence at the fiscal year end. Escalation based on inflation, regulatory changes and supply and demand are not considered. Estimated future production and development costs related to future production of reserves are based on historical information, as available, and estimates drawn from similar gas fields in other locations. Such costs include, but are not limited to, production, drilling development wells and installation of production facilities. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using tax rates legislated in Colombia. Consideration is given to the effects of permanent differences, utilization of net operating loss carryforwards, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows after income taxes.

The methodology and assumptions used in calculating the standardized measure are those required by SFAS NO. 69. It is not intended to be representative of the fair market value of proved reserves. The valuations of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

                                                      For the years ended
                                                   ------------------------
                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

Future cash inflows                                   $96,223     $126,564
Future production costs                               (40,239)     (33,934)
Future development costs                              (27,028)     (36,063)
Future income tax expenses                                 --      (14,843)
                                                   -----------  -----------
  Net future cash flows                                28,956       41,724
10% annual discount for estimated timing
  of cash flows                                       (12,942)     (22,071)
                                                   -----------  -----------
Standardized measure of discounted
  future net cash flows                               $16,014      $19,653
                                                   ===========  ===========

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
---------------------------------------------------------------------------
Reserves (continued)
--------------------

The principal sources of changes in the standardized measure of discounted future cash flows between September 30, 1997 and 1996 are as follows:

Net change due to changes in prices and production
  costs                                              $(12,532)
Net change due to revisions in quantity estimates (5,530) Previously estimated development costs incurred
  during the period                                    11,056
Changes in estimated future development costs          (1,324)
Net change in income taxes                              6,991
Accretion of discount                                   1,965
Other                                                  (4,265)
                                                   -----------

                                                      $(3,639)
                                                   ===========


Results of Operations for Oil and Gas Producing Activities
----------------------------------------------------------

The following table sets forth the results of operations from oil and gas producing and exploration activities. Income tax expense was computed using the statutory tax rate for the period adjusted for utilization of net operating loss carryforwards, permanent differences, tax credits and allowances.

<HEADING>                                                   For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
Revenues                                                   $4           $2          $23
Production costs                                       (2,758)      (2,745)        (166)
Exploration expenses                                      (27)      (1,769)        (169)
Depreciation, depletion and amortization                   --           --           --
                                                   -----------  -----------  -----------
                                                       (2,781)      (4,512)        (312)
Income tax benefit                                     (1,102)      (1,787)        (124)
                                                   -----------  -----------  -----------
Results of operations from exploration
  and production activities (excluding
  corporate overhead and interest)                    $(1,679)     $(2,725)       $(188)
                                                   ===========  ===========  ===========


                                       HONDO OIL & GAS COMPANY
                           Schedule II - VALUATION AND QUALIFYING ACCOUNTS
                                          September 30, 1997

                                  (All Dollar Amounts in Thousands)


<HEADING>
                                                                 Additions
                                                   Balance at   charged to                  Balance
                                                    beginning    costs and                  at end
                                                    of period    expenses    Write-offs    of period
                                                   -----------  -----------  -----------  -----------
Allowance for doubtful receivables:
Continuing operations:
  1997                                                   $332          $--        $(288)         $44
                                                   ===========  ===========  ===========  ===========
  1996                                                   $399           $4         $(71)        $332
                                                   ===========  ===========  ===========  ===========
  1995                                                   $399          $--          $--         $399
                                                   ===========  ===========  ===========  ===========


Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

PROXY

                            HONDO OIL & GAS COMPANY

                ANNUAL MEETING OF SHAREHOLDERS, MARCH 10, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Hoey and Stanton J. Urquhart, or ei-ther of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all of the shares of stock of HONDO OIL & GAS COMPANY (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held in the Board of Governors' Room, American Stock Exchange, 86 Trinity Place, New York, New York on Tuesday, March 10, 1998 at 10:00 A.M., or any ad-journment thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
-------------------------------------------------------------------------------

                                                       Please mark
                                                       your votes as   [X]
                                                       indicated in
                                                       this example

Item 1-Election of directors duly nominated: John J. Hoey, Douglas G. McNair, Nicholas J. Morrell, John F. Price, Robert K. Steer and R. E. Whitten

                                   WITHHELD
                    FOR            FOR ALL
                    [_]              [_]


WITHHELD FOR: (Write that nominee's name in the space provided below).

-------------------------------------------------------------------------------

Item 2-Approval of an option for London Australian and General Property Company Limited to convert $7.0 million of the Company's debt into shares of the Company's common stock.

                    FOR           AGAINST           ABSTAIN
                    [_]             [_]               [_]

Item 3-Approval of the grant, cancellation and regrant of certain stock options to certain directors and employees during fiscal year 1997.

                    FOR           AGAINST           ABSTAIN
                    [_]             [_]               [_]

Item 4-Approval of the appointment of Ernst & Young LLP as independent auditors for fiscal year 1998.

                    FOR           AGAINST           ABSTAIN
                    [_]             [_]               [_]

Item 5-Upon such other business as may properly come before said meeting, or any adjournment thereof.

                    FOR           AGAINST           ABSTAIN
                    [_]             [_]               [_]

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOREGOING MATTERS UNLESS SPECIFIED TO THE CONTRARY.

Receipt of copies of the Proxy Statement dated January 26, 1997 and the 1997 Annual Report is hereby acknowledged.

                        Annual Meeting: March 10, 1998

Please return this proxy promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.


Signature(s)                                             Date
            -------------------------------------------      -------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.